EXHIBIT 10.1
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                      SALE AND PURCHASE AGREEMENT

                            by and between


             WESTON HILLS COUNTRY CLUB LIMITED PARTNERSHIP

                             together with

                         ARVIDA/JMB PARTNERS,
                              as Sellers


                                  and


                      HILLWOOD ENTERPRISES, L.P.,
                             as Purchaser








































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                      SALE AND PURCHASE AGREEMENT
                      ---------------------------

     THIS SALE AND PURCHASE AGREEMENT ("Agreement") dated as of August 23, 2002, is entered into by and between WESTON HILLS COUNTRY CLUB LIMITED PARTNERSHIP, a Delaware limited partnership ("Weston Hills") and ARVIDA/JMB PARTNERS, a Florida general partnership ("Arvida," and together with Weston Hills, the "Sellers") and HILLWOOD ENTERPRISES, L.P., a Texas limited partnership ("Purchaser"). Sellers and Purchaser may be referred to collectively in this Agreement as the "Parties" or individually as a "Party".


                         W I T N E S S E T H:
                         --------------------

     WHEREAS, Sellers are the owners of the Property (as hereinafter defined) located within Arvida's Weston in Broward County, Florida, and of the golf and country club operation conducted thereon, all of which is commonly known as the "Weston Hills Country Club"; and

     WHEREAS, Purchaser desires to purchase, and Sellers desire to sell, the Property, such sale and purchase to occur on the terms and conditions set forth herein.

     NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

     1.    DEFINITIONS

           1.1 DEFINITIONS. For all purposes of this Agreement, the following terms will have the respective meanings as set forth in this Section.

                 (a) "Accounts Receivable" means the accounts receivable of the Club as of the Closing Date as shown on the Records of the Club and calculated in a manner consistent with the historical accounting principles applied by the Club, including (i) delinquent annual dues and charges existing as of the Closing Date, (ii) uncollected membership dues that were billed prior to the Closing (subject to proration) and (iii) unpaid credit card receivables and other accounts receivable of the Club. The term "Accounts Receivable" excludes the Member Installment Obligations, as defined below.

                 (b) "Additional Contract" means any contract, commitment and/or agreement, other than a Contract, that: (i) is disclosed to Purchaser prior to or at Closing and (a) is entered into in the ordinary course of business consistent with prior practices, (b) may be terminated upon thirty (30) days notice, and (c) has obligations which do not exceed Ten Thousand and 00/100 Dollars ($10,000.00) or (ii) is consented to by Purchaser prior to or at Closing.

                 (c) "Additional Deposit" is defined in SECTION 2.4 hereof.



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                 (d)  "Affiliate" means a person or entity which (either
directly or indirectly, through one or more intermediaries) controls, is under common control with or is controlled by the specified person or entity. For the purposes of this definition, the term "control" (including the correlative terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the specified person or entity, whether through the ownership of voting securities, the ability to appoint one or more of an entity's trustees, directors or persons in a similar capacity, or otherwise.

                 (e) "Agreement" is defined in the introductory paragraph hereof.

                 (f) "Arvida" is defined in the introductory paragraph hereof.

                 (g) "Arvida Golf Designees" is defined in SECTION 6.1 hereof.

                 (h) "Arvida Golf Memberships" is defined in SECTION 6.1 hereof.

                 (i) "Arvida's Weston" means that portion of the City of Weston, Florida, developed by Arvida under the DRI.

                 (j) "Assumed Obligations" is defined in SECTION 6.10 hereof.

                 (k) "Available Vacation and Sick Pay" means that vacation and sick pay earned as of the Closing Date by employees of the Club, calculated in accordance with the Club's vacation and sick pay policy.

                 (l) "Baxas Settlement Agreement" means the Agreement Regarding Membership Privileges between Arvida and Humberto Dileo et al., dated January 29, 1997, and recorded in Official Records Book 26399, Page 0203, of the Public Records of Broward County, Florida, pertaining to settled litigation concerning Members of the Club.

                 (m) "Bunker Contract" means the contract between Weston Hills and The Weitz Company, LLC d/b/a Weitz Golf International dated May 31, 2002 for the renovations to the bunkers on the Players Golf Course.

                 (n) "Business Day" mean any day that banks are required to be open for business in Broward County, Florida.

                 (o) "Closing" means the consummation of the sale and purchase as provided herein.

                 (p) "Closing Date" means the thirtieth (30th) calendar day following the Effective Date.

                 (q) "Closing Documents" means all documents delivered to Purchaser at Closing by Seller.

                 (r) "Closing Location" means (i) the offices of White & Case LLP, 200 South Biscayne Boulevard, Suite 4900, Miami, Florida 33131 or
(ii) such other location as may be required by Purchaser's lender, or as to which the Parties hereto agree.

                 (s) "Club" means the business operated under the name "Weston Hills Country Club," a golf and country club operated for the sporting and social enjoyment of the Members pursuant to the Membership Plan Documents and Membership Agreements.



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                 (t)  "Club Facilities" means, collectively, the Golf
Courses, clubhouse, storage buildings, maintenance building, tennis pro shop and fitness facilities, golf pro shop, aquatic center and related buildings and all other improvements and amenities located on the Land, including the temporary building from which the McLean school is operating.

                 (u) "Completion Date" means the earlier of December 31, 2003, or the date when Arvida has conveyed to third-party purchasers all of its right, title and interest in all residential lots, units or vacant land within Arvida's Weston.

                 (v)  "Confidentiality Agreement" is defined in SECTION
6.8 hereof.

                 (w) "Consumable Inventory" means usable (not spoiled or outdated) unopened and sealed food, beverage and liquor inventory.

                 (x) "Contracts" (individually, a "Contract") means all contracts and agreements, including the Bunker Contract and Membership Agreements, affecting or relating to the ownership or operation of the Property, the Club or the Club Facilities, which contracts and agreements are listed on SCHEDULE 7.2(h) and SCHEDULE 7.2(k).

                 (y) "Damages" means, as to any Person, all monetary damages, losses, costs and expenses incurred by such Person, including all reasonable legal fees and costs incurred in connection with any arbitration and/or litigation (at trial and appellate levels), excluding, however, any consequential or punitive damages.

                 (z)  "Deposits" is defined in SECTION 2.4 hereof.

                 (aa) "DRI" means City of Weston Ordinance No. 2002-17, Amended and Restated Development Order for Indian Trace Development District (Weston), of Broward County, Florida.

                 (bb) "Due Diligence Period" means the period between June 25th, 2002 and the Effective Date.

                 (cc) "Effective Date" means the date upon which counterparts of this Agreement are fully and duly executed by Sellers and Purchaser.

                 (dd) "Environmental Law(s)" means any law, regulation, rule, ordinance, or legally enforceable requirement of any Governmental Authority relating to the use, generation, processing, release, discharge, storage, disposal or treatment of Hazardous Materials.

                 (ee) "Escrow Agent" means Republic Title of Texas, Inc.

                 (ff) "Force Majeure" means any delay caused by any
(i) strike(s), lockout(s), or labor dispute(s), (ii) inability to obtain labor or materials, or reasonable substitutes therefor, or (iii) acts of God, governmental restrictions, regulations or controls, enemy or hostile governmental action, civil commotion, fire, or other casualty.

                 (gg) "Golf Courses" means the two (2) eighteen (18) hole golf courses (known as the "Tour Course" and the "Players Course") located on the Land, and the driving ranges and practice facilities, cart paths (and any easements), irrigation systems, drainage systems, retention ponds/lakes, pumps and control systems, halfway-house and bathroom facilities, weather station, signage and all such other improvements related to the operation thereof.

                 (hh) "Governmental Authority" means any federal, state, county, municipal, or other governmental department, entity, authority, bureau, court, or agency with jurisdiction over the Property.



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                 (ii) "Hazardous Materials" means (i) hazardous, toxic,
ignitable, corrosive, reactive or toxic materials, substances or wastes regulated by any Governmental Authority, (ii) any material, substance, or waste which is defined or regulated as a hazardous material, extremely hazardous material, hazardous waste or toxic substance pursuant to any Environmental Law, (iii) asbestos, (iv) petroleum and petroleum-based products, (v) formaldehyde, (vi) polychlorinated biphenyls (PCBs), and
(vii) freon and other chlorofluorocarbons.

                 (jj) "Improvements" means all improvements, structures, and fixtures placed, constructed, or installed on the Land, including, but not limited to, the Club Facilities, all cart paths, tees, greens, irrigation and drainage systems, including the sprinklers, pipes, fittings and pumps, paving, walkways, pump stations, cart barn, entrance signage owned by Sellers and parking facilities located thereon (including all replacements or additions thereto between the Effective Date and the Closing Date), and all systems, facilities, fixtures, machinery, equipment, and conduits to provide fire protection, security, heat, exhaust, ventilation, air conditioning, electrical power, light, plumbing, refrigeration, gas, sewer, and water facilities.

                 (kk) "Including," "include" or "includes" means the universe to which reference is made, without limitation to specific parts of that universe.

                 (ll) "Indemnified Claim" is defined in SECTION 6.5 hereof.

                 (mm) "Indian Trace Development District" means the Development District of the City of Weston, as successor-in-interest to the Indian Trace Community Development District, which provides and administers stormwater management and other services.

                 (nn) "Initial Deposit" is defined in SECTION 2.4 hereof.

                 (oo) "Intangible Personal Property" means the Accounts Receivable, the Contracts, the Permits and Licenses, the Warranties, Sellers' rights with respect to hosting the tournaments, banquets and special events to occur at the Club after Closing (which are identified on Schedule 6.10) and, to the extent owned by Sellers and assignable by Sellers without the consent of any other party, any and all plans, drawings and specifications regarding the Improvements and any and all surveys, reports and studies in Sellers' possession with respect to the Property. Intangible Personal Property includes transferable computer software and information systems licenses held by Sellers and used in the operations of the Club on the Effective Date, all data and source records and software necessary to provide a fully functioning computer information system on the Closing Date which is not less than the system in place at the Club on the Effective Date, except that Sellers will not provide hardware or software for e-mail, Internet access, timeclocks, accounts payable, general ledger and fixed assets accounting, or for human resources and payroll processing, except as provided in the Interim Accounting Agreement. Intangible Personal Property shall include all rights of Sellers or its Affiliates which (i) run with the Land, (ii) concern the ownership or operation of the Property or the Club, including, (a) all rights, benefits and privileges afforded the "Golf Course Operator" in the various Declarations of Covenants for the Weston Hills community adjacent to the Land, (b) the developer's benefits and protections under the disclaimers of liability, and exemptions from architectural approval requirements and use restriction enforcement, under the Amended and Restated Declaration of Town Foundation Covenants (as further amended and supplemented) and (c) the rights and benefits under any and all easements, maintenance agreements and similar documents recorded or to be recorded with respect to the Land and/or adjoining or nearby properties which are common areas under any of the aforesaid Declarations of Covenants. Intangible Personal Property shall include any trade names, trademarks, service marks or logos in connection


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with the name, Weston Hills Country Club, which shall be included in the
Intangible Personal Property and quitclaimed to Purchaser as described in
SECTION 6.6 hereof; provided however, Sellers retain all rights, title and interest to the name "Weston" and any trade names, trademarks, service marks or logos in connection with that name. Where any item of Intangible Personal Property pertains not only to the Club, the Club Facilities or the Property, but also to other business operations, facilities or properties, the term Intangible Personal Property as used herein refers to the item in question, only to the extent that it is used with or pertains to the Club and the Property.

                 (pp) "Interim Accounting Agreement" means the agreement in the form of EXHIBIT L between Sellers and Purchaser in which Sellers agrees to provide, at Purchaser's cost, certain interim accounting processing for a period of six (6) calendar months after the Closing Date, pursuant to the terms and conditions recited therein.

                 (qq) "Inventory" means all (i) Consumable Inventory,
(ii) Saleable Inventory and (iii) Supply Inventory.

                 (rr) "Land" means the real property, comprising approximately 350 acres, on which the Golf Courses and the Club Facilities are situated, located within Arvida's Weston in Broward County, Florida, as more particularly described in EXHIBIT "A" attached hereto and incorporated herein.

                 (ss) "Legal Requirements" means all laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations, orders, directions, and requirements of all Governmental Authorities (including, for purposes hereof, any local Board of Fire Underwriters), and the operation thereof, and all deed restrictions or other covenants, restrictions, or agreements of record, site plan approvals, zoning or subdivision regulations, and urban redevelopment plans governing or regulating the use or operation of the Property, including, the DRI, the PDD, and any ordinance or regulation of the City of Weston or the Indian Trace Development District.

                 (tt) "License Agreement" means the license agreement described in SECTION 6.6 hereof.

                 (uu) "McLean" means Jim McLean Enterprises, Inc.

                 (vv) "Member(s)" means a Person holding a Membership.

                 (ww) "Member Installment Obligations" means amounts owed by Members paying their initiation fees on an installment basis offered by the Club from time to time pursuant to the Membership Plan Documents.

                 (xx) "Membership" means the contract right pursuant to the Membership Agreement of a person to use the Club Facilities in accordance with the particular Member's category of Membership as described in the Membership Plan Documents. Each category of Membership when mentioned herein refers to such category of Membership as described in the Membership Plan Documents. As an example and not in limitation of the foregoing, the term "Weston Hills Golf Membership" refers to the Membership denominated as such in the Membership Plan Documents.

                 (yy) "Membership Agreement(s)" means all agreements executed by a Person entitling such Person to Membership, which agreements are listed on SCHEDULE 7.2(k).

                 (zz) "Membership Plan Documents" means the Plan for the Offering of Memberships in Weston Hills Country Club dated August 25, 1998 (together with the Membership Conditions/General Rules and Regulations and the Non-Resident, Arvida Weston, Weston Hills and Corporate Membership "Information Sheets"), a copy of which is attached hereto as EXHIBIT "B".

                 (aaa)"Memorandum of Agreement" means the Memorandum of Agreement described in SECTION 6.7 hereof.




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                 (bbb)"Objection" is defined in SECTION 3.2 hereof.

                 (ccc)"Objection Notice" is defined in SECTION 3.2 hereof.

                 (ddd)"Party" and "Parties" is defined in the introductory paragraph hereof.

                 (eee)"PDD" means City of Weston Ordinance No. 2002-18, the amended and restated Planned Unit Development District Zoning Ordinance applicable to the Property.

                 (fff)"Permits and Licenses" means Sellers' interest in
(i) licenses, permits, franchises, certifications, authorizations, approvals, certificates of occupancy, and entitlements issued, approved, or granted by any Governmental Authority, (ii) development rights and
(iii) licenses, certifications, authorizations, approvals, easements, and rights-of-way required from private parties to make use of utilities and to ensure vehicular and pedestrian ingress and egress to the Real Property, each only to the extent used in connection with the conduct of business at the Club, including, but not limited to, the Water Permit and other licenses and permits set forth on SCHEDULE 7.2(g) attached hereto.

                 (ggg)"Permitted Exceptions" means (i) liens for taxes for 2002, (ii) all exceptions set forth in the Title Commitment that are not identified in the Objection Notice (but including any exceptions identified in the Objection Notice that are accepted (or deemed accepted pursuant to SECTION 3.2) by Purchaser), (iii) the Memorandum of Agreement,
(iv) the License Agreement, (v) the Membership Plan Documents, (vi) the Baxas Settlement Agreement, and (vii) the Restrictive Covenant.

                 (hhh)"Person" means a natural person, corporation, partnership, trust or other entity, including a Governmental Authority.

                 (iii)"Property" means Real Property, Inventory, Tangible Assets, Intangible Personal Property, and Member Installment Obligations, but specifically excludes any cash and/or bank accounts of Sellers and their Affiliates.

                 (jjj)"Purchase Price" is defined in SECTION 2.2 hereof.

                 (kkk)"Purchaser" is defined in the introductory paragraph hereof.

                 (lll)"Purchaser Indemnified Claims" is defined in
SECTION 6.5.

                 (mmm)"Purchaser's Certificate" is defined in
SECTION 4.1(a).

                 (nnn)"Real Property" means the Land and Improvements, together with (i) all and singular the benefits, rights, privileges, easements (including all required access, cart path, irrigation drainage and utility easements), tenements, hereditaments, and appurtenances,
(ii) all right, title, interest, and benefit of Sellers in and to adjacent streets, roads, alleys, and sewer, public or private, open or closed,
(iii) any entitlements or governmental approvals, and (iv) all right, title, interest, and benefit of Sellers and its Affiliates in and to water rights, water permits, and wells, if any, to the extent related to the Land and Improvements.

                 (ooo)"Records" is defined in SECTION 5.2 hereof.

                 (ppp) "Saleable Inventory" means all saleable (excluding all obsolete, worn or damaged merchandise) tennis and golf pro shop and other merchandise (excluding any McLean merchandise) held for sale in the ordinary course of business of the Club.



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                 (qqq)"Sellers" is defined in the introductory paragraph
hereof.

                 (rrr)"Sellers Indemnified Claims" is defined in
SECTION 6.5.

                 (sss)"Sellers' Certificate" is defined in
SECTION 4.2(a).

                 (ttt)"Sellers' Actual Knowledge" means the actual present knowledge (without investigation or inquiry) of George Casey, Nick Cassala, Eddie Carpenter, Bill Cruse, Eddie Snipes, Mark Teters, Barbara Mabie and Renee Wilmot.

                 (uuu)"Supply Inventory" means all useable materials and supplies used in the operation and maintenance of the Club.

                 (vvv)"Survey" means that certain ALTA survey of the Real Property prepared by Douglass, Leavy & Associates, Inc. and dated
November 29, 1999 (last updated on June 10, 2002) as updated prior to the Closing Date.

                 (www)"Tangible Assets" means all equipment, vehicles, if any, furniture and other tangible personal property owned by Sellers and its Affiliates (i) located on the Property and (ii) any located offsite which is primarily used in the operation, maintenance, repair or ownership of the Property (but excluding the network router connecting the Club's system to the Arvida network and excluding all timeclocks), including the equipment, furniture and other tangible personal property is listed (or, in some cases, generally described) on SCHEDULE 7.2(i).

                 (xxx)"Title Insurance Commitment" means a title insurance commitment issued by the Title Company agreeing to issue to Purchaser an owner's policy of title insurance in the amount of the Purchase Price allocated to the Real Property, as agreed to between Purchaser and Sellers pursuant to SECTION 2.2(d) hereof.

                 (yyy)"Title Company" means A&D Title Company d/b/a Gold Coast Title West, as agent for First American Title Insurance Company.

                 (zzz)"Title Policy" is defined in SECTION 4.2(f) hereof.

                 (aaaa)     "Town Foundation" means the master
association for Arvida's Weston that currently provides architectural control and covenant enforcement.

                 (bbbb) "UCC Searches" means a Uniform Commercial Code search in the county and state in which the Property is located (Broward County, Florida) and in the state of organization of the Sellers (Delaware and Florida).

                 (cccc) "Warranties" means the transferable product and service warranties and guaranties to the extent affecting or relating to the ownership or operation of the Property, the Club or the Club Facilities, which warranties and guaranties are listed (or, in some cases, generally described) on SCHEDULE 7.2(p).

                 (dddd) "Water Permit" means that certain Water Use Permit #06-01218-W.

                 (eeee) "Weston Hills" is defined in the introductory paragraph hereof.



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                 (ffff)     "Weston Hills Community" means the
residential planned community adjacent to the Club Facilities and any properties which may be annexed as a part thereof. Included within the Weston Hills Community are areas that lie "inside the gates" for the community as well as the other adjacent communities developed by Arvida and its Affiliates, which lie "outside the gates" but are nonetheless, for purposes of this Agreement, included within the meaning of the term "Weston Hills Community." The Club and the Weston Hills Community lie within Arvida's Weston.

     2.    PURCHASE AND SALE

           2.1 SALE AND PURCHASE. On the Closing Date, Sellers will sell, transfer, assign and convey to Purchaser all right, title and interest in and to the Property, subject to the Permitted Exceptions, and Purchaser will purchase and accept the transfer, assignment and conveyance of the Property and will assume the Assumed Obligations.

           2.2   PURCHASE PRICE.

                 (a) PURCHASE PRICE. The purchase price for the Property is Twenty-Three Million Five Hundred Thousand and 00/100 ($23,500,000.00) Dollars, plus the amount to be paid for the (i) Consumable Inventory, and (ii) Saleable Inventory as described in SECTION 2.2(b) below, as such amount may be increased or decreased for prorations and adjustments provided for herein (collectively, the "Purchase Price").

                 (b) INVENTORY. All Saleable Inventory and Consumable Inventory will be purchased by Purchaser for an amount equal to the actual cost paid by Sellers (as reflected by invoice less any rebate), including shipping. Inventory will not exceed amounts maintained at historic seasonal levels. The cost of the Supply Inventory shall not be added to the Purchase Price and shall be conveyed to Purchaser at Closing.

                 (c) MEMBER INSTALLMENT OBLIGATIONS AND NEW MEMBER INITIATION FEES OR DEPOSITS. The Member Installment Obligations due and payable after Closing are a part of the Property and are included in the Purchase Price. The Member Installment Obligations and new Member initiation fees or deposits due and payable after Closing and actually received by Sellers after the Closing Date will be for the account of the Purchaser. The Member Installment Obligations and Membership initiation fees (including installment payments) and deposits due and payable prior to Closing will be the property of the Sellers. The Member Installment Obligations and Membership initiation fees (including installment payments) and deposits due and payable prior to Closing and actually received by Purchaser after the Closing Date will be for the account of Sellers. Sellers make no warranties with respect to collectibility of the Member Installment Obligations.

                 (d) ALLOCATION OF PURCHASE PRICE. Purchaser and Sellers have agreed to the allocation of the Purchase Price among the assets being purchased under this Agreement as set forth in
SCHEDULE 2.2(d). The allocation will be binding upon the Parties for purposes of: (i) determination of any sales tax, documentary or transfer tax liabilities in connection with the Closing, (ii) Purchaser's and Sellers' filing of Internal Revenue Service Form 8594 allocating the Purchase Price for income tax purposes, and (iii) all other purposes related to this transaction.

           2.3 TIME FOR ACCEPTANCE. Until executed by both Purchaser and Sellers this Agreement will be deemed an offer to purchase and sell the Property in accordance with the terms and provisions herein contained. If this Agreement is not executed by Sellers on or before three (3) days after execution by Purchaser, Purchaser will have the right to withdraw its offer, in which event, the Deposit will be returned to Purchaser.



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           2.4   PAYMENT OF THE PURCHASE PRICE.  The Purchase Price will
be paid as follows:

                 (a) On or before the Effective Date, Purchaser will deliver to Sellers independent consideration in an amount equal to One Hundred Dollars ($100), which sum (i) is consideration for the execution and delivery of this Agreement by Sellers, (ii) is non-refundable and
(iii) will be retained by Sellers notwithstanding any other provision of this Agreement.

                 (b) Purchaser has delivered to Escrow Agent a deposit in an amount equal to One Hundred Thousand Dollars ($100,000) (the "Initial Deposit"). In the event that Purchaser has not terminated this Agreement pursuant to SECTION 5 hereof, Purchaser will deliver to Escrow Agent, on or before the 2nd Business Day after the Effective Date, an additional Two Hundred Thousand Dollars ($200,000) (the "Additional Deposit," and the Initial Deposit and the Additional Deposit, together with the interest earned, shall be collectively referred to as the "Deposits"). The Deposits will be held by Escrow Agent in an interest bearing account at a FDIC insured institution or in U.S. government obligations with maturities that do not extend beyond the Closing Date.

                 (c) Interest on the Deposits will accrue for the benefit of Purchaser. Unless previously paid to Sellers or Purchaser pursuant to the terms hereunder, at Closing the Deposits will be credited to Purchaser, applied toward the Purchase Price, and paid to Sellers. The federal tax identification number of Purchaser is ________________________.

                 (d) The balance of the Purchase Price, subject to prorations and adjustments as provided herein, will be delivered at the Closing by bank wire transfer as designated by Sellers.

     3.    TITLE, SURVEY AND UCC SEARCHES

           3.1 ACKNOWLEDGEMENT OF RECEIPT. Purchaser acknowledges that it has received from Sellers: (i) the Survey, (ii) the Title Insurance Commitment (together with copies of all documents shown as exceptions in the Title Insurance Commitment) and (iii) the UCC Searches. If requested by Purchaser, the Title Company will provide a Simultaneous Issue Mortgagee Commitment and Policy, a Florida Form 9 Endorsement and a Survey Endorsement at Purchaser's expense.

           3.2 OBJECTIONS. Prior to the Effective Date, Purchaser has delivered to Seller a letter dated August 14, 2002 from R. Dallas Addison, Jr., Esq. to Renee Wilmot, Esq. and a letter dated August 19, 2002 from R. Dallas Addison, Jr., Esq. to John Baric, Esq. (together, the "Objection Notices") of certain defects in the Survey, Title Insurance Commitment, UCC Searches and other objections to the Property or the Club (the "Objection(s)"). Sellers, at their sole option, may elect to attempt to cure or refuse to cure any of the Objection(s) identified in the Objection Notices, and will deliver written notice ("Sellers' Election Notice") of their election or refusal to Purchaser within five (5) Business Days after the Effective Date. If Sellers (i) elect not to attempt to cure any of such Objection(s), (ii) fail to elect to cure any of such Objection(s) within five (5) Business Days after Sellers' receipt of the Objection Notice, or (iii) elect to attempt to cure but are unable to do so to Purchaser's reasonable satisfaction prior to the Closing Date, Purchaser, at its sole option, may, either (i) elect to terminate this Agreement within the earlier of (a) three (3) Business Days after Purchaser's receipt of Sellers' Election Notice or (b) the Closing Date (in the case that Sellers elect to cure but are unable to do so to Purchaser's reasonable satisfaction prior to the Closing Date), or (ii) proceed to Closing, without reduction in the Purchase Price, in which latter event any and all Objection(s) will be Permitted Exceptions and the Purchaser will be deemed to have accepted the Property and waived any right it may have to terminate this Agreement on such basis.



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     4.    CONDITIONS PRECEDENT.

           4.1 CONDITIONS TO SELLERS' OBLIGATION TO CLOSE. The obligation of Sellers to close and make the deliveries set forth in
SECTION 10 hereof is subject to the satisfaction of the following conditions at or prior to the Closing, any or all of which may be waived by Sellers in writing:

                 (a) All representations and warranties of Purchaser in this Agreement will be true and correct in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on the Closing Date. At Closing, Purchaser shall certify to Sellers that all such representations and warranties are true and correct in all material respects on and as of the Closing Date or disclose any matters that cause such representations and warranties to be materially incorrect as of the Closing Date (the "Purchaser's Certificate"); and

                 (b) Purchaser will have performed and observed, in all material respects, all covenants and agreements set forth in this Agreement to be performed or observed by Purchaser prior to or on the Closing Date and will be prepared to close in accordance with the terms of this Agreement.

     In the event that any of the above conditions are not satisfied or waived in writing by Sellers prior to Closing, Sellers may terminate this Agreement by delivery of a written termination notice to Purchaser, in which event, the Deposits will be retained by Sellers, and neither party thereafter will have any further rights or obligations to each other under this Agreement (except for any liability that expressly survives the termination of this Agreement).

           4.2 CONDITIONS TO PURCHASER'S OBLIGATION TO CLOSE. The obligation of Purchaser to close and make the deliveries set forth in
SECTION 10 is subject to the satisfaction of the following conditions at or prior to the Closing, any or all of which may be waived by Purchaser in writing:

                 (a) All representations and warranties of Sellers in this Agreement will be true and correct in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date.

At Closing, Sellers shall certify to Purchaser that all such representations and warranties are true and correct in all material respects on the Closing Date or disclose any matters that cause such representations and warranties to be materially incorrect as of the Closing Date (the "Sellers' Certificate");

                 (b) Sellers will have performed and observed, in all material respects, all covenants and agreements set forth in this Agreement to be performed or observed by Sellers prior to or on the Closing Date and will be prepared to close in accordance with the terms of this Agreement;

                 (c) The Records will have been true and correct in all material respects on the date such Records were made available to Purchaser for review;

                 (d) There will not have occurred any material and adverse change in the matters reflected on the Records, Title Commitment, Survey or UCC Searches from those matters appearing therein on the Effective Date (except those changes permitted under this Agreement or requested by Purchaser in its Objection Notice). The term "material and adverse" as used in this ARTICLE 4 shall mean any event, condition, change or circumstance that has an adverse impact or restriction on the ownership or operation of the Property in an amount in excess of $50,000 on a cumulative basis or materially restricts the operation of the Property;

                 (e) There will not have occurred any material and adverse change in the environmental condition of the Property from that which existed on the Effective Date;

                 (f) The Title Company will have provided Purchaser with written evidence that it is prepared to issue an Owner's Policy of Title Insurance (the "Title Policy") on the standard form in use in the State of Florida with the endorsements requested by Purchaser, insuring good and indefeasible fee simple title to the Real Property (including all required access, cart path, irrigation drainage and utility easements) in the Purchaser in a face amount equal to the Purchase Price (as allocated pursuant to SECTION 2.2(d)) and containing no exceptions except the Permitted Exceptions and the standard printed exceptions therein, as modified by any Objections which Sellers elect to cure pursuant to
SECTION 3.2.

                 (g) Neither Sellers nor Purchaser will have received any written notice from any Governmental Authority of any pending or contemplated material impairment of access to any portion of the Property or any material violation of any Legal Requirement concerning the Property, which, in both cases, did not exist on the Effective Date;

                 (h) There will not have occurred any material and adverse change in the access to or availability of utilities (including, but not limited to, sewer, water, gas, electricity, and telephone facilities) from that which existed on the Effective Date;

                 (i) The Water Permit will not have been revoked, terminated or amended and all consents required to assign the Water Permit to Purchaser at Closing, or obtain a new Water Permit for Purchaser by Closing, will have been obtained; and

                 (j) Purchaser will have obtained, on or before September 15th, 2002, a commitment from an insurance company, financial institution or lender or other arrangement to finance the purchase of the Property on commercially reasonable terms; provided, however, Purchaser agrees to use commercially reasonable efforts to obtain such commitment or arrangement, including making application therefore as soon as practicable after the Effective Date and notifying Sellers in writing promptly upon Purchaser's receipt of such commitment or other arrangement.

                 (k) The satisfaction of the additional items set forth on SCHEDULE 4.2(k) by Closing and obtaining the Required Consents set forth in SCHEDULE 8.9.


     In the event that any of the above conditions are not satisfied or waived in writing by Purchaser prior to Closing, Purchaser may terminate this Agreement by delivery of a written termination notice to Sellers, in which event, the Deposits shall be returned to Purchaser, and neither party thereafter shall have any further rights or obligations to each other under this Agreement (except for any liability that expressly survives the termination of this Agreement).

     5.    DUE DILIGENCE

           5.1 DUE DILIGENCE PERIOD. During the Due Diligence Period, Purchaser undertook such physical inspections and other investigations of, and inquiries concerning, the Property as were deemed by Purchaser to be reasonably necessary to evaluate, and determine the feasibility and advisability of purchasing, the Property. In the event the Closing does not occur, Purchaser will provide Sellers with copies of any and all third party reports (that are not privileged pursuant to applicable law or for which Purchaser, despite its commercially reasonable efforts to negotiate otherwise, is contractually prohibited from sharing) produced in connection with Purchaser's inspections. Purchaser's right to contact, meet with or interview Members, Sellers' employees and Governmental Authorities to inquire about and investigate matters relating to the Property are set forth in SECTION 6.13 hereof.

           5.1.1 ADDITIONAL MEMBER REVIEW PERIOD. Sellers and Purchaser acknowledge that (i) the Purchaser shall have a ten (10) Business Day period after the expiration of the Effective Date (the "Member Review Period") to interview the Members as provided in SECTION 6.13, and (ii) if the information received from the Members or the result of the interviews with the Members is not acceptable to Purchaser, in Purchaser's sole and absolute discretion, Purchaser shall have the right to terminate this Agreement and receive a refund of the Deposits upon written notice to Sellers prior to the expiration of the Member Review Period.

           5.2 RECORDS. Until Closing, Sellers will provide Purchaser access to all documentation, including, the Contracts, the Permits and Licenses, the Warranties, the Membership Plan Documents, the Membership Agreements, title policies, financial statements, budgets, appraisals, surveys and plans regarding the Property in the possession of Sellers (collectively, the "Records"); provided, however, except as set forth in the representations contained in SECTION 7.2 hereof, Purchaser acknowledges that Sellers have not represented or warranted that the Records include all documentation and/or information that may exist concerning the Property and agrees that it is Purchaser's obligation to make its own investigations and discoveries during the Due Diligence Period. Purchaser will be permitted to copy, at Purchaser's sole cost and expense, items identified by Purchaser during the Due Diligence Period. If the Closing does not occur, any documents copied or otherwise obtained by Purchaser from Sellers will be returned to Sellers and all information obtained by Purchaser from Sellers will be kept confidential pursuant to the terms of this Agreement and the Confidentiality Agreement.

           5.3 NORMAL BUSINESS HOURS. All Records and all inspections, investigations and/or inquiries made by Purchaser under this Agreement will be made and/or conducted during normal business hours or as otherwise agreed to by the Parties.

           5.4 OBLIGATIONS OF PURCHASER. Purchaser will correct any material physical damage to the Property caused by Purchaser, its Affiliates, agents, employees, invitees and/or assigns and will return to Seller any Records in Purchaser's possession. Purchaser will indemnify and hold Sellers harmless from and against any and all loss or damage relating to or arising out of Purchaser's exercise of its due diligence rights hereunder. This provision will survive the termination of this Agreement.

           5.5 POST EFFECTIVE DATE ACCESS TO PROPERTY. Purchaser acknowledges and agrees that the time granted by Seller to Purchaser for any and all due diligence in connection with the Property, including analysis of financial data, review of the Title Commitment and Permitted Exceptions, performance of environmental and other testing and investigation expired upon the Effective Date and Purchaser will have no right to object to any matters relating thereto after such date except as set forth in the Objection Notice, or expressly permitted in this Agreement (including Section 5.1.1 hereof), time being of the essence with respect thereto. Notwithstanding the above, Purchaser will have continued access to the Property, the Records, and Employees to prepare for Closing from the Effective Date to the Closing Date, subject to the terms and conditions recited herein; provided that, Purchaser will provide Sellers with reasonable advance written notice prior to conducting any investigations on the Real Property, and Sellers will have the right to have a representative present at all such investigations. This continued access by Purchaser to the Property after the Effective Date shall not grant any additional right to terminate this Agreement; provided, however, that any right to terminate as a result of a Seller default, or any other right to terminate this Agreement after the Effective Date which is specifically set forth in this Agreement, shall continue. After the Effective Date, the only conditions to Purchaser's obligation to close the purchase of the Property will be as provided in SECTION 4.2 of this Agreement.

           5.6 LIMITED WARRANTIES. PURCHASER REPRESENTS AND WARRANTS THAT IT IS A SOPHISTICATED INVESTOR WITH SUBSTANTIAL EXPERIENCE IN THE ACQUISITION OF REAL ESTATE AND THE CONDUCT OF DUE DILIGENCE RELATED TO SUCH ACQUISITION. PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT AND IN THE CLOSING DOCUMENTS (INCLUDING THE EXHIBITS, FORMS AND SCHEDULES ATTACHED HERETO), NEITHER SELLERS NOR ANY EMPLOYEE, AGENT OR REPRESENTATIVE OF SELLERS HAS MADE, AND SELLERS ARE NOT LIABLE OR RESPONSIBLE FOR OR BOUND IN ANY MANNER BY, ANY EXPRESS OR IMPLIED REPRESENTATIONS, WARRANTIES, COVENANTS, AGREEMENTS, OBLIGATIONS, GUARANTEES, STATEMENTS, INFORMATION OR INDUCEMENTS PERTAINING TO THE PROPERTY OR ANY PART THEREOF; TITLE TO THE PROPERTY; THE PHYSICAL CONDITION OF THE PROPERTY; THE HABITABILITY, SUITABILITY, OR MERCHANTABILITY OF THE PROPERTY OR FITNESS OF THE PROPERTY FOR A PARTICULAR USE OR PURPOSE; THE ENVIRONMENTAL OR GEOLOGICAL CONDITION OF THE REAL PROPERTY; THE SOIL CONDITIONS, DRAINAGE OR TOPOGRAPHICAL FEATURES OF THE LAND; THE FITNESS AND QUALITY OF THE PROPERTY; THE QUALITY OR QUANTITY OF ANY ITEMS OF TANGIBLE ASSETS; THE INCOME, EXPENSES OR OPERATION OF THE PROPERTY AND THE VALUE AND PROFITABILITY OF THE PROPERTY; THE USES TO WHICH THE PROPERTY CAN BE PUT; COMPLIANCE OF THE PROPERTY WITH THE LAWS OF ANY GOVERNMENTAL AUTHORITY; CURRENT AND FUTURE ZONING; THE SUITABILITY OF THE PROPERTY OR ANY PORTION THEREOF FOR RENOVATION OR CONSTRUCTION; THE LEGAL STATUS, OBLIGATIONS, LIABILITIES OR RIGHTS OF SELLERS WITH RESPECT TO THE CLUB; OR ANY OTHER MATTER OR THING WHATSOEVER WITH RESPECT TO THE PROPERTY.

PURCHASER ACKNOWLEDGES, AGREES, REPRESENTS AND WARRANTS THAT IT HAS HAD ACCESS TO THE PROPERTY AND TO INFORMATION AND DATA RELATING TO THE PROPERTY AS PURCHASER HAS CONSIDERED NECESSARY, PRUDENT, APPROPRIATE OR DESIRABLE FOR THE PURPOSES OF THIS TRANSACTION AND, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT AND IN THE CLOSING DOCUMENTS, THAT PURCHASER AND ITS EMPLOYEES, AGENTS AND REPRESENTATIVES INDEPENDENTLY HAVE INSPECTED, EXAMINED, INVESTIGATED, ANALYZED AND APPRAISED ALL OF THE SAME AND ALL OTHER MATTERS IT HAS DETERMINED ARE CONDITIONS TO PURCHASING THE PROPERTY, AND THAT IT IS ACQUIRING THE PROPERTY "AS IS, WHERE IS, WITH ALL FAULTS." WITHOUT LIMITING THE FOREGOING, PURCHASER ACKNOWLEDGES AND AGREES THAT, IN ENTERING INTO THIS AGREEMENT, PURCHASER HAS NOT BEEN INDUCED BY AND HAS NOT RELIED UPON ANY REPRESENTATIONS OR STATEMENTS, WHETHER EXPRESSED OR IMPLIED, WRITTEN OR VERBAL, MADE BY SELLERS OR ANY AGENT, EMPLOYEE OR OTHER REPRESENTATIVE OF SELLERS, OR ANY OTHER PERSON, WHICH ARE NOT EXPRESSLY SET FORTH IN THIS AGREEMENT, WHETHER OR NOT SUCH REPRESENTATIONS OR STATEMENTS WERE MADE ORALLY OR ELSEWHERE IN WRITING. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING AND EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT AND IN THE CLOSING DOCUMENTS, NEITHER SELLERS NOR ANY OTHER PERSON IS UNDER ANY OBLIGATION TO DISCLOSE TO PURCHASER, NOR WILL THEY BE LIABLE FOR ANY FAILURE TO DISCLOSE TO PURCHASER, ANY INFORMATION KNOWN TO THEM REGARDING THE PROPERTY. THIS SECTION 5.6 WILL SURVIVE CLOSING OR TERMINATION OF THIS AGREEMENT.

     6.    FURTHER AGREEMENTS

           6.1 ARVIDA GOLF MEMBERSHIPS. Arvida will have the continuing right to designate, as provided below, up to fifteen (15) Persons ("Arvida Golf Designee(s)") for perpetual Weston Hills golf memberships ("Arvida Golf Memberships") in the Club. Arvida Golf Designees will not be required to pay initiation fees or dues, but will be required to pay all other normal and customary use fees or cart fees and guest fees paid by other Members with Membership and abide by all Club bylaws, rules and regulations. Arvida Golf Designees will not, however, be subject to any food and beverage minimums. Except as otherwise provided in this SECTION 6.1, Arvida Golf Designees and their families and "Significant Others" (as such term is defined in the Membership Plan Documents) will have use rights equal to the use rights of existing Weston Hills Golf Members. Arvida will designate at Closing, and may thereafter on an annual basis on or before January 15 of each calendar year modify, in a written notice to the Club's manager, a list of the names of the Arvida Golf Designees (the "Designee Notification"). The names of the Arvida Golf Designees may not otherwise be changed or redesignated by Arvida during the Calendar Year. Each of the

Arvida Golf Designees will have full charge privileges at all Club Facilities, which will be an individual account billed by the Club to such Arvida Golf Designee. Sellers are not, and will not be, a guarantor of any such charges. Purchaser will have the right to suspend or terminate the use rights of any Arvida Golf Designee for nonpayment or other violation of the Membership Plan Documents on the same terms as generally applied by the Club; provided, however, prior to any suspension or termination for nonpayment, Purchaser will give Arvida written notice and a detailed explanation of such nonpayment no later than thirty (30) days following the occurrence thereof. Arvida will have the right, but not the obligation, to cure such nonpayment. If Purchaser suspends or terminates an Arvida Golf Designee for the violation of the Membership Plan Documents or Arvida cures any nonpayment identified in Purchaser's written notice, Arvida may, in its sole discretion, elect to replace the defaulting Arvida Golf Designee with another Arvida Golf Designee. Arvida's right to designate Arvida Golf Designees and the use and other rights of such Arvida Golf Designees will be set forth in the Memorandum of Agreement.

           6.2 WESTON HILLS MEMBERSHIPS. For a period of one year after the Effective Date, Purchaser will reserve sufficient Weston Hills Social Memberships so as to ensure the immediate availability of a Weston Hills Social Membership (at the lot or dwelling unit buyer's option) for ten (10) retail buyers (from Arvida or its Affiliates) of lots or dwelling units in Arvida's Weston. The reservation of a Weston Hills Social Membership for any such buyer may be withdrawn ninety (90) days after such buyer closes on the purchase of a lot or unit purchased from Arvida. Memberships will be made available to such buyers upon request of such buyers without the necessity for such buyers to remain on any waiting list, and their memberships will be subject to the payment of the dues (except for the first year of the term, as set forth below), fees and other charges applicable to Social Members generally; provided, however, the initiation fee and dues for the first year of the term of such Social Membership shall be payable at the rate of $1,020.00.

           6.3 DEVELOPMENT APPROVAL AND ZONING CHANGES. At no time prior to the Completion Date will Purchaser take any action that modifies or violates the terms of the DRI, the PUD or any other building permit, zoning permit, subdivision approval, rezoning, certification, special exception, variance or other official governmental action pertaining to the development of any land owned by Arvida or its Affiliates, nor will Purchaser oppose or protest any modification to any of the foregoing that may be proposed or supported by Arvida concerning any land owned by Arvida or its Affiliates, provided that the proposed modification has no material adverse effect or imposes any material restriction on the Property, including the use or value thereof, the Membership Plan or Purchaser's ability to operate the Property substantially as it is currently being operated.

           6.4 USE RESTRICTION. Purchaser agrees to maintain, in perpetuity, two (2) 18-hole golf courses on the Real Property, subject to any temporary closures due to Force Majeure, renovations, repairs or maintenance. This use restriction will be included in the Deed to be recorded at Closing, and will inure to the benefit of and be enforceable only by Arvida, and its successors and assigns.

           6.5 INDEMNIFICATION/LIABILITIES. Sellers covenant and agree that Sellers will jointly and severally indemnify and hold Purchaser harmless from all liability, loss, damage, cost or expense, including all reasonable legal fees and costs, arising out of any third party claim or cause of action occurring or accruing prior to the Closing in connection with Sellers' ownership or operation of the Club (the "Sellers Indemnified Claims"). Purchaser covenants and agrees to indemnify and hold Sellers harmless from all liability, loss, damage, cost or expense, including all reasonable legal fees and costs, arising out of any third party claim or cause of action occurring or accruing (i) after the Closing in connection with Purchaser's ownership or operation of the Club and/or (ii) prior to Closing as a result of Purchaser's exercise of its inspection rights pursuant to SECTION 5.1 hereunder (the "Purchaser Indemnified Claims," and together with the Sellers Indemnified Claims, the "Indemnified Claims").
If a third party asserts a claim for an Indemnified Claim, the indemnified party shall promptly (but in no event later than ten (10) days after receipt of the Indemnified Claim) give written notice to the indemnifying party of such claim. The indemnifying party shall have the right, at its or their election, to take over the defense or settlement of such Indemnified Claim by giving prompt written notice to the indemnified party (but in no event later than five (5) Business Days prior to the time when an answer or other responsive pleading or notice with respect thereto is required). If the indemnifying party makes such election, it or they may conduct the defense of such claim through counsel or representative of its or their choosing, shall be responsible for the expenses of such defense, and shall be bound by the results of its or their defense or settlement of such Indemnified Claim to the extent it produces damage or loss to the indemnified party. The indemnified party agrees to cooperate in the defense of such Indemnified Claims and will grant the indemnifying party access to records, information and personnel which are pertinent to such defense. So long as the indemnifying party is or are diligently contesting any such claim in good faith, the indemnified party may pay or settle such claim only at its or their own expense. If the indemnifying party does not make the election to defend the indemnified party, then the indemnified party may, upon five (5) days' written notice to the indemnifying party, and at the expense of the indemnified party, take over the defense of and proceed to handle such claim and the indemnifying party shall be bound by any defense or settlement that the indemnified party may make in good faith with respect to such Indemnified Claim. It is expressly agreed and recognized that Purchaser, in acquiring the Property, does not assume any responsibility or liability whatsoever for any Sellers Indemnified Claim, regardless of whether fixed, accrued, or contingent. It is further expressly agreed and recognized that Sellers, in disposing of the Property, do not assume any responsibility or liability whatsoever for any Purchaser Indemnified Claims, regardless of whether fixed, accrued, or contingent.

           6.6 USE OF THE NAME "WESTON HILLS COUNTRY CLUB". At Closing, Arvida will quitclaim, or cause to be quitclaimed, and/or assign without warranty or representation to Purchaser all of Arvida's right, title and interest in and to the name "Weston Hills Country Club" (including, without limitation, any tradename, logo or servicemark relating thereto) and Purchaser will grant to Arvida a nonexclusive, perpetual, royalty-free license (the "License Agreement") to use the name Weston Hills Country Club in advertising and promoting the Weston Hills Community and Arvida's Weston, through the Completion Date and thereafter in promotional and informational literature and materials concerning Arvida and other communities developed or to be developed by Arvida or its Affiliates. The form of License Agreement is attached hereto as FORM A.

           6.7 MEMORANDUM OF AGREEMENT. The covenants and agreements referenced in SECTIONS 6.1, 6.2, 6.3, 6.4 and 6.6, inclusive, will be covenants running with the Land, and will be memorialized into and included in the Memorandum of Agreement which will be executed by Sellers and Purchaser at Closing and recorded in the Public Records of Broward County, Florida, at the time of recording of the deed conveying the Real Property to the Purchaser. The form of Memorandum of Agreement is attached hereto as FORM B. The Memorandum of Agreement shall terminate as to each Section recited above pursuant to the terms recited therein.

           6.8 CONFIDENTIALITY. A confidentiality agreement dated April 19, 2002, has already been executed by Purchaser (the "Confidentiality Agreement"). The Confidentiality Agreement will remain in full force and effect and will apply, except as amended and modified as provided herein, to this Agreement and all of the documents and matters mentioned herein through the Closing Date.

           6.9 PERMITS AND LICENSES. At Closing, Sellers will assign the Permits and Licenses to Purchaser to the extent permitted by law and/or the terms and provisions thereof. At Closing, Purchaser will assume and agree to be bound by and perform all obligations arising after Closing under all such Permits and Licenses assigned to Purchaser or to which Purchaser has been added as aforesaid. Sellers agree to operate, manage and maintain the Property, the Club and the Club Facilities in accordance with the provisions, requirements and restrictions set forth in the aforementioned Permits and Licenses until Closing. In connection therewith, Purchaser specifically acknowledges and agrees that the only transferable liquor license is License #BEV1614079 Series 2COP issued for Mulligans to serve beer and wine only. Liquor License #BEV1607852 Series 11C and 11CX(2), and tobacco License #TOB114860 and the additional licenses and permits listed in SCHEDULE 6.9 (the "Excluded Permits") are not transferable. Sellers agree to cooperate, prior to Closing and at no cost or liability to Sellers, with Purchaser in Purchaser obtaining any new licenses and permits for the use and operation of the Club.

           6.10 ASSUMED OBLIGATIONS. At Closing, Sellers will assign to Purchaser, without recourse, Sellers' rights, and Purchaser will assume Sellers' obligations, arising and accruing for the period after the Closing, under (i) the Contracts, (ii) the Additional Contracts, (iii) the Permits and Licenses, (iv) the Warranties, (v) the Permitted Exceptions, and (vi) tournament, banquet and special events to occur after Closing as described on SCHEDULE 6.10, excluding the obligation to pay refunds, if any, to Members who resign prior to the Closing Date, which shall remain the responsibility of Sellers (collectively, the "Assumed Obligations"). Purchaser will reasonably cooperate with Sellers to obtain the release of Sellers from post-closing liability and rights under any of the Assumed Obligations, if requested by Sellers and provided such cooperation is at no expense to Purchaser. In the event that the obligee under any Assumed Obligation requires any payment in order to procure such release, such payment will be the obligation of Sellers. This provision 6.10 shall survive the Closing.

           6.11 CONDUCT OF BUSINESS. Between the Effective Date and the Closing, Sellers will manage, operate and maintain the Property, Club and existing Club Facilities in substantially the same manner as each was being managed, operated and maintained as of the Effective Date (and, in particular, but not by way of limitation, Sellers will not modify the existing membership program, Membership Plan Documents, Membership Agreements or implement a new membership program without the prior written consent of Purchaser in Purchaser's sole and absolute discretion).

           6.12 EMPLOYEES. At the time of Closing, Sellers will terminate the employment of all of the employees who are on the Club's payroll. Purchaser shall offer "at-will" employment to at least ninety percent (90%) of the employees, and will offer such employees the health insurance and other benefits available to other employees of Purchaser, or Purchaser's Affiliates, in accordance with the standard benefit programs and policies of Purchaser, or Purchaser's Affiliate, as applicable. Sellers will pay to all of Sellers' former employees all amounts owed to them by Sellers and attributable to their employment or payable by Sellers in connection with their employment through the Closing Date, including salary, and Available Vacation and Sick Pay. Sellers acknowledge that Purchaser is assuming no obligation or liability of Sellers of any nature concerning Sellers' employees and is acquiring only the Property.

           6.13 CONTACT, MEETINGS AND INTERVIEWS. Purchaser and Purchaser's representatives will have the right to contact, meet with or interview Members, Sellers' employees and Governmental Authorities to inquire about and investigate matters relating to the Property; provided, however, Purchaser agrees (i) to give Sellers reasonable advance written notice of the identity of the Member, employee or Governmental Authority to be contacted, met with or interviewed and the time, place, agenda and circumstances of such contact, meeting or interview, (ii) Sellers will have the right to have a representative present during such contact, meeting or interview, and (iii) Sellers will have the right to approve, which approval will not be unreasonably withheld: (a) in the case of Members, the number to be interviewed and the time, place, agenda, subject matter and circumstances of each such proposed contact, meeting or interview and (b) in the case of employees and Governmental Authorities, the time, place, agenda and circumstances of each such proposed contact, meeting or interview.

           6.14  INTENTIONALLY DELETED.

     7.    REPRESENTATIONS AND WARRANTIES

           7.1 REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser represents and warrants to Sellers as of the Effective Date that:

                 (a) EXISTENCE AND GOOD STANDING. Purchaser is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Texas and has, or will have as of Closing, full power and authority to own its property, to carry on its business as now being conducted and to engage in the transactions contemplated hereby. Purchaser has made all filings required to be made by it under the laws of each jurisdiction where the character or location of the properties owned or leased by it, or the nature of the business conducted by it, requires any filings, except for filings in jurisdictions where the failure to make such filings would not, individually or in the aggregate, have a material adverse effect on Purchaser or Seller.

                 (b) AUTHORITY AND ENFORCEABILITY. Purchaser has full power and authority to execute, deliver and perform this Agreement and has validly executed and delivered this Agreement. This Agreement constitutes the legal, valid and binding agreement of Purchaser enforceable in accordance with its terms, except as such enforcement may be limited by general principles of equity or by bankruptcy, insolvency or other similar laws affecting creditors' rights generally.

                 (c) NO VIOLATION. The execution, delivery and performance by Purchaser of this Agreement and of the documents and instruments contemplated hereby to be executed, delivered and performed by it will not (i) constitute a violation of, or be in conflict with, or result in a breach of, or constitute a default under, or create (or cause the acceleration of the maturity of) any debt, obligation or liability pursuant to the articles of formation of Purchaser or any agreement or commitment to which Purchaser is a party or by which Purchaser is bound or
(ii) contravene in any material respect any provision of any law, statute, rule or regulation or any judgment, decree, order or award by which Purchaser is bound or to which Purchaser or any of Purchaser's assets are subject.

                 (d) LITIGATION. There is no action, suit, proceeding at law or in equity, arbitration, investigation, administrative proceeding or other proceeding pending or threatened, or any judgment, order decree or award, against or affecting Purchaser or Purchaser's assets which could materially and adversely affect the right or ability of the Purchaser to consummate the transactions contemplated hereby, and there is no valid basis upon which any such action, suit, arbitration, investigation or proceeding may be commenced or asserted against Purchaser.

                 (e) COMPLIANCE WITH LAWS. Purchaser is in compliance with all laws, regulations, orders, judgments, awards and decrees the non-compliance with which could materially and adversely affect the right or ability of Purchaser to consummate the transactions contemplated hereby.

                 (f) CONSENTS. No consent, authorization of, or filing with any governmental authority, whether federal, state or local, is required in connection with the execution, delivery and performance of this Agreement by Purchaser.

                 (g) INSOLVENCY. Purchaser and its Affiliates are able to pay their respective debts and obligations as they mature in the usual course of business. No payment made or procured by Purchaser to Sellers in accordance with this Agreement will constitute a voidable preference or transfer in fraud of any creditor of the Purchaser or any transferor under any applicable federal or state insolvency law.

                 (h) ASSIGNMENTS. Purchaser has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by creditors, (iii) suffered the appointment of a receiver to take possession of all or substantially all of such Purchaser's assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Purchaser's assets, (v) admitted in writing their inability to pay their debts as they come due, or (vi) made an offer of settlement, extension or composition to their creditors generally.

           7.2 REPRESENTATIONS AND WARRANTIES OF SELLERS. Sellers represent and warrant to the Purchaser as of the Effective Date that:

                 (a) EXISTENCE AND GOOD STANDING. Weston Hills is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. Arvida is a general partnership duly organized, validly existing and in good standing under the laws of the State of Florida. Sellers have full power and authority to own their respective properties, to carry on their respective businesses as now being conducted and to engage in the transactions contemplated hereby. Sellers have made all filings required to be made by them under the laws of each jurisdiction where the character or location of the properties owned or leased by them, or the nature of the business conducted by them, requires any filings, except for filings in jurisdictions where the failure to make such filings would not, individually or in the aggregate, have a material adverse effect on Purchaser or Sellers.

                 (b) AUTHORITY AND ENFORCEABILITY. Sellers have full power and authority to execute, deliver and perform this Agreement and have validly executed and delivered this Agreement. This Agreement constitutes the legal, valid and binding agreement of Sellers enforceable in accordance with its terms, except as such enforcement may be limited by general principles of equity or by bankruptcy, insolvency or other similar laws affecting creditors' rights generally.

                 (c) NO VIOLATION. The execution, delivery and performance by Sellers of this Agreement and of the documents and instruments contemplated hereby to be executed, delivered and performed by them will not (i) constitute a violation of, or be in conflict with, or result in a breach of, or constitute a default under, or create (or cause the acceleration of the maturity of) any debt, obligation or liability pursuant to the articles of formation of Sellers or any agreement or commitment to which Sellers are a party or by which Sellers are bound or
(ii) contravene in any material respect any provision of any law, statute, rule or regulation or any judgment, decree, order or award by which Sellers are bound or to which Sellers or any of Sellers' assets are subject.

                 (d) LITIGATION. Except as set forth on SCHEDULE 7.2(d) ("Existing Litigation"), there is no action, suit, proceeding at law or in equity, arbitration, investigation, administrative proceeding or other proceeding pending or threatened, or any judgment, order decree or award, against or affecting the Property, Sellers or Sellers' assets that could
(i) materially and adversely affect the right or ability of the Sellers to consummate the transactions contemplated hereby or (ii) become a liability of the Property, or any portion thereof, or the owner thereof, and there is no valid basis upon which any such action, suit, arbitration, investigation or proceeding may be commenced or asserted against Sellers or Purchaser.

                 (e) COMPLIANCE WITH LAWS. The Sellers are in compliance with all laws, regulations, orders, judgments, awards and decrees non-compliance with which could materially and adversely affect the right or ability of Sellers to consummate the transactions contemplated hereby. To Sellers' Actual Knowledge, the Property complies in all material respects with all Legal Requirements.

                 (f) CONSENTS. No consent, authorization of or filing with any governmental authority, whether federal, state or local, is required in connection with the execution, delivery and performance of this Agreement by Sellers and sale of the Property (except for transfers of Permits and Licenses, but only to the extent identified in
SCHEDULE 7.2(g)).

                 (g)  PERMITS AND LICENSES.  To Sellers' Actual
Knowledge, the Permits and Licenses are in full force and effect. Sellers have received no written notice that they are not in compliance with such Permits and Licenses. To Sellers' Actual Knowledge, the Permits and Licenses are the permits and licenses necessary for the lawful operation of the Property, Club and Club Facilities and the Excluded Permits are the only licenses and permits not being transferred to Purchaser.

                 (h) CONTRACTS. To Sellers' Actual Knowledge, the Contracts are in full force and effect and Sellers have received no notice that they are not in compliance with such Contracts. The Contracts are all of the contracts and agreements affecting or relating to the ownership or operation of the Property, the Club or the Club Facilities. There are no amendments or other agreements concerning the Contracts that are not included in SCHEDULE 7.2(h).

                 (i) UTILITIES. Sellers have not received any written notice from any Governmental Authority regarding the termination of the availability of water, sewer, electric or telephone service to the Property and to Sellers' Actual Knowledge no circumstance or event exists that to Sellers' Actual Knowledge will lead to the termination or material reduction in said service. To Sellers' Actual Knowledge, the Property is connected to and adequately served by all utilities necessary for the current operation of the Property, Club and Club Facilities.

                 (j)  NO HAZARDOUS MATERIALS.  Except as set forth on
SCHEDULE 7.2(j), (i) there are no Hazardous Materials currently being used by Sellers at the Property other than in compliance in all material respects with Environmental Laws, (ii) Sellers have not received any notice, of any threatened or pending suit, action or proceeding concerning the non-compliance of the Property with any Environmental Laws,
(iii) Sellers have not received a written summons, citation, directive, notice, complaint, letter or other communication from the United States Environmental Protection Agency or any other Governmental Authority, concerning: (a) any actual or alleged violation of any Environmental Laws by Sellers at the Property or (b) any investigation or request for information relating to the handling, packaging, transportation, treatment, storage or disposal of solid, liquid or other Hazardous Material by Sellers at the Property, and (iv) to Sellers' Actual Knowledge, no Person has deposited or released Hazardous Materials on or transported same from the Property in violation of applicable law.

                 (k) MEMBERSHIPS. Attached hereto as SCHEDULE 7.2(k) is a complete list of the Members of the Club as of May 31, 2002, including:
(i) the Member's name, (ii) the type of Membership, (iii) the effective date of the Membership, (iv) any refund obligations, (v) the Member Installment Obligation, if any, of each such Member, and (vi) the amount of current annual dues effective for the October 1, 2002 to September 30, 2003 Membership Year. The Membership Plan Documents and Membership Agreements are all the agreements relating to the rights of Members to use the Club or the Club Facilities. There are no amendments or other agreements concerning the Membership Plan Documents and Membership Agreements that are not included on EXHIBIT "B" and/or SCHEDULE 7.2(k). Except as set forth on
SCHEDULE 7.2(k), to Sellers' Actual Knowledge, each of the Membership Agreements is in full force and effect and there is no existing material default under any of the Membership Agreements.

                 (l) LIENS. Except as set forth on SCHEDULE 7.2(l), which shall be paid and released at Closing by Seller, there are no unpaid bills for labor, services or work performed or rendered at the Property, or for materials or supplies furnished or delivered to the Property, which could result in the filing of mechanics', materialmen's or laborers' liens upon the Property except for labor, services or work contracted, performed or rendered either in the ordinary course of business or otherwise specifically permitted under this Agreement.

                 (m) TAXES. Except as set forth in the Title Insurance Commitment, there are no taxes or assessments required to be paid to any federal, state or local authority outstanding which could result in any lien or encumbrance upon any portion of the Property. All sales taxes due for the period through the Closing Date have or will be paid by Sellers prior to Closing and evidence of said sales tax returns and payments shall be provided to Purchaser for their review prior to Closing.

                 (n) WARRANTIES. To Sellers' Actual Knowledge, the Warranties are in full force and effect and Sellers have received no written notice that any such Warranties have been revoked, canceled or otherwise impaired.

                 (o) CONDEMNATION PROCEEDINGS. To Sellers' Actual Knowledge, there are no pending or threatened eminent domain or condemnation proceedings affecting the Property or any portion thereof.

                 (p) ASSIGNMENTS. Sellers have not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by creditors, (iii) suffered the appointment of a receiver to take possession of all or substantially all of such Sellers' assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of such Sellers' assets, (v) admitted in writing their inability to pay their debts as they come due, or (vi) made an offer of settlement, extension or composition to their creditors generally.

                 (q)  RECORDS.  The Records made available for
Purchaser's review include all material documents relating to the Property that are in Sellers' possession or control. To Sellers' Actual Knowledge, there is not any material misstatement, omission or inaccuracy in the Records.

                 (r) INSURANCE. Sellers have not received any written notice of cancellation, suspension or coverage refusal with respect to any insurance for the Property or any part thereof.

                 (s) NAMES, TRADEMARKS, LOGOS. Sellers are currently utilizing the names, trademarks, and logos described on SCHEDULE 7.2(s) attached hereto. The names, trademarks, and logos, including the federal trademark registration filed by Sellers shall be assigned to Purchaser at Closing. Sellers have received no written notice stating that the use of such by Sellers in the operation of the Club and the Property violates or infringes the rights of any other person or entity.

                 (t) WATER. To Sellers' Actual Knowledge, there has been sufficient nonpotable water under the Water Permit to maintain the golf courses in their customary condition and all agreements, permits, or licenses required to use said water have been obtained and subject to Sellers and Purchaser obtaining any required consents or approvals prior to Closing, will be transferred or be in the process of being transferred to Purchaser at Closing.

                 (u) GRAVEYARD. To Sellers' Actual Knowledge, no portion of the Real Property is or has been used as a graveyard, provided Sellers make no representation as to Native American burial grounds.

                 (v) WETLANDS. To Sellers' Actual Knowledge, there are no material portions of the Property (other than lakes and littoral shelves) which constitute jurisdictional "wetlands" under any applicable federal, state or local law, ordinance, or regulation.

                 (w) LABOR MATTERS. Sellers have no collective bargaining agreement affecting the Property. To Sellers' Actual Knowledge, there have been no demands for collective bargaining by any union or labor organization or other organization of Sellers' employees, and no arbitration proceedings, are pending or threatened against or affecting Sellers.

                 (x) FINANCIAL STATEMENT. To Sellers' Actual Knowledge, the financial statements provided by Sellers to Purchaser are complete, true, and correct in all material respects and they accurately describe the financial condition of the Club as of the date prepared. Between the date of the financial statements and the Effective Date of this Agreement, there has been no material change in the financial condition of the Club.

                 (y) KNOWLEDGE. The following individuals have knowledge of, and currently have or have had responsibilities relating to, the following areas: (i) George Casey, Nick Cassala, Eddie Carpenter, Bill Cruse and Renee Wilmot, Esq. concerning matters relating to the Golf Courses, the Club Facilities and the Property, (ii) Eddie Snipes and Mark Teters concerning matters relating to the maintenance of the Golf Courses,
(iii) Barbara Mabie concerning matters relating to the financial condition of the Club.

           7.3 LIMITATIONS ON LIABILITY. The representations and warranties of the Purchaser and the Sellers in this SECTION 7 and any cause of action for the breach of any covenant set for in SECTION 8 will survive Closing for a period of twelve (12) months. The terms "material" and "material adverse" as used in SECTION 7.2, shall mean any item or items on a cumulative basis that (i) exceeds Fifty Thousand Dollars ($50,000), or
(ii) imposes a material adverse impact or restriction on the operation or ownership of the Club or the Property. Notwithstanding anything contained in this Agreement to the contrary, in no event will (i) Sellers or Purchaser be liable or accountable to the other for any Damages for a breach of any representation, warranty or covenant under this Agreement unless and until all such Damages (including those within the $50,000.00 materiality threshold set forth above) on a cumulative basis exceed in the aggregate Seventy-Five Thousand Dollars ($75,000) and (ii) the aggregate amount for which such party will be liable exceed One Million Dollars ($1,000,000) plus attorneys' fees and court costs. Notwithstanding anything contained in this SECTION 7 to the contrary, neither Sellers nor Purchaser will have any obligation to pay any Damages in connection with any matters disclosed in the Schedules hereto or about which either party discloses in writing to the other party on or before the day prior to the Closing Date, including items disclosed in writing to Purchaser during the Due Diligence Period. Nothing set forth in this Section 7.3 is intended or will be construed to limit or affect equitable remedies, if available.

           7.4 HOLDBACK. Sellers and Purchaser agree that the sum of One Million Dollars ($1,000,000) of the Purchase Price (the "Holdback Amount") shall not be paid to Sellers at Closing, but shall be distributed directly to ____________________, Sellers' Banking Institution (the "Bank") to be deposited in a segregated interest-bearing account to be held in trust for a period of twelve (12) months from the Closing Date. The Holdback Amount shall be held in trust to be utilized solely during the twelve (12) month period to fund any claims or demands against Sellers by Purchaser arising from the terms and conditions recited herein and in the Closing Documents. Sellers shall deliver to Purchaser at Closing from Bank an acknowledgement executed by the Bank of the terms and conditions of the Trust Account in the form set forth in FORM M.

     8.    COVENANTS

     Sellers covenant and agree to the following:

           8.1 NO NEW CONTRACTS. From and after the Effective Date and prior to the Closing, Sellers will not, without the prior written consent of Purchaser, which will not be unreasonably withheld, enter into any new contract, other than an Additional Contract, with respect to the Property.

           8.2 INSURANCE TO REMAIN IN FORCE THROUGH CLOSING. The insurance policies covering the Property which are in existence as of the Effective Date, or equivalent coverage (with respect to amounts, provider and terms), will remain continuously in force through the Closing Date.

           8.3 MAINTENANCE OF PROPERTY. From and after the Effective Date and prior to the Closing, Sellers will operate and manage the Property consistent with its operation and management of the Property for the twelve
(12) months immediately preceding the Effective Date. Sellers will maintain the Property in good repair and working order, and will deliver the Property to Purchaser at the Closing in substantially the same condition as it existed on the date of this Agreement, ordinary wear and tear excepted. Except as otherwise set forth in this Agreement, from and after the Effective Date until the earlier of (i) the termination of this Agreement or (ii) the Closing Date, Sellers shall not (a) perform any grading or excavation, construction or removal of any Improvements,
(b) commit any waste or nuisance upon the Property, or (c) impose any easements, covenants, conditions or restrictions on the Property or institute or participate in any annexation, zoning, platting, dedication or other governmental action regarding the Property other than in the ordinary course of business.

           8.4 LITIGATION, CLAIMS, OR PROCEEDINGS. In the event a lien, claim, or cause of action affecting the Property or the Club should arise prior to Closing, Sellers shall advise Purchaser in writing upon becoming aware thereof, and Sellers shall (i) if the claim is a mechanic's lien or the aggregate of claims other than mechanics liens is less than One Hundred Thousand Dollars ($100,000) (a) satisfy any such claims prior to Closing and furnish Purchaser with evidence thereof, unless disputed, in which case Sellers shall post a bond acceptable to Purchaser or escrow proceeds in an amount acceptable to Purchaser to protect Purchaser from any lien, claim, expense, or damages arising from said matter or (b) agree to assume all obligations with respect to, indemnify Purchaser from any lien, claim, expense, or damage arising from, said matter, and post a bond acceptable to Purchaser or escrow proceeds in an amount acceptable to Purchaser to protect Purchaser from any lien, claim, expense, or damages arising from said matter, (ii) if the aggregate claims are in excess of One Hundred Thousand Dollars ($100,000), Sellers shall (a) satisfy the claims pursuant to subparagraph (i) above, or (b) provide written notice to Purchaser that Sellers will not satisfy the claims and Purchaser may either terminate the Agreement and receive the Deposits or receive a credit against the Purchase Price in the amount of $100,000 and proceed to Closing pursuant to the terms recited herein.

           8.5 PERMITS. Sellers agree to cooperate, prior to Closing and at no cost or liability to Sellers, with Purchaser in the transfer of the Permits and Licenses to Purchaser.

           8.6 TAXES. All payroll taxes, sales taxes, license taxes, liquor taxes, use taxes, and all other obligations arising from and as a result of the operation of the Club and due or to become due to any governmental or quasi-governmental authority, whether municipal, state, county, or federal, accruing prior to Closing shall be paid in full by Sellers, and Sellers shall not take nor omit to take any action with respect to said taxes which would prevent Purchaser's performance of its obligations hereunder, impose upon Purchaser any obligation not contemplated herein, or impair the operation of the Property, unless disputed, in which case Sellers shall post a bond acceptable to Purchaser or escrow proceeds in an amount acceptable to Purchaser to protect Purchaser from any lien, claim, expenses, or damages arising from said matter.

           8.7 LIENS. From the date hereof and until Closing, Sellers shall not sell, assign, or create any right, title, or interest whatsoever in or to any of the Property, or create and permit to exist any liens, encumbrance, or charge thereon, without discharging same at or before Closing, except as otherwise permitted hereunder.

           8.8 CONTRACTS; DEFAULT. Sellers agree to pay any and all rents, charges, assessments, and expenses of any nature due and payable under any Contract prior to the Closing Date. Sellers agree not to take any action or permit any inaction which would create a default by Sellers under any Contract; provided, however, nothing herein shall prohibit Sellers from a good faith contest or appeal of any claim of default on the part of Sellers.

           8.9 ASSUMED OBLIGATIONS. Sellers shall use their commercially reasonable efforts to obtain, by the Closing Date, all required consents to transfer and assign the Assumed Obligations to Purchaser. The parties acknowledge that obtaining the required consents set forth on SCHEDULE 8.9 (the "Required Consents"), shall be a condition precedent to Purchaser's obligations to proceed to Closing.

           8.10 HAZARDOUS SUBSTANCE. From the Effective Date until Closing, Sellers or its Affiliates will not nor will it knowingly allow any Person to release any Hazardous Substance on the Property in contravention of Environmental Laws.

           8.11 BUSINESS PRACTICES. From the Effective Date until Closing, Sellers shall cause the business of the Club and the Property to be conducted in the ordinary course consistent with its operation and management of the Property for the twelve (12) months immediately preceding the Effective Date. In addition, Sellers shall cause the Club to maintain financial records and books of account consistent with past practices.

           8.12 VIOLATION OF REPRESENTATIONS. From the Effective Date and until Closing, Sellers shall not take any action or omit to take any action which action or omission would have the effect of violating any of the representations, warranties, or covenants of Sellers contained in this Agreement.

           8.13 CLUB OPERATION RESTRICTIONS. From the Effective Date and until Closing, Sellers shall not, except in the ordinary course of business or pursuant to the Contracts, or the Additional Contracts as may be delivered to Purchaser as provided herein, (i) enter into any new agreement with existing Members of the Club or modify any existing Membership Agreement or the Membership Plan Documents, if any, (ii) offer, transfer, or sell any Memberships for an amount less than the initiation fees as of the Effective Date, if any, (iii) offer Memberships or other rights to access the Property through payment plans which accelerate the amounts which would otherwise be due prior to the Closing Date or reduce or abate amounts which would otherwise be due after the Closing Date, or (iv) offer any new Membership sales programs or other rights to access the Property prior to the Closing Date without the written consent of Purchaser. Any Member Installment Obligation due and owing for the period after Closing and actually received by Sellers prior to the Closing Date will be retained by Sellers and credited against the Purchase Price.

           8.14 SALE RESTRICTIONS. Except as permitted in this Agreement, from the Effective Date and until Closing, Sellers shall not, except in the ordinary course of business or pursuant to the Contracts, sell, encumber, or grant any interest in the Property, or any part thereof in any form or manner whatsoever.

           8.15 COBRA. Sellers shall comply with the continuation health care requirements of the Code or ERISA as such requirements have applied to any group health plan maintained by or for Sellers including to the extent applicable any current or former employee of Sellers or any spouse, former spouse, dependent child, or former dependent child of any such employee on or prior to the Closing Date. For purposes of this provision, references to the Code and ERISA shall include references to any provisions of such statutes, as they may be amended from time to time prior to Closing. Notwithstanding anything contained in this Paragraph, Purchaser expressly does not assume, and Sellers completely retains, any liability for any continuation health care coverage requirements described herein.

     9.    MISCELLANEOUS CLOSING MATTERS

           9.1   PRORATIONS AND ADJUSTMENTS AT CLOSING.

                 (a) All real estate taxes (including assessments and other items shown on the Title Insurance Commitment), Indian Trace Development District taxes and assessments (which are assessed in advance based upon a fiscal year beginning October 1st and ending September 30th), Town Foundation assessments, personal property taxes, rents, equipment leases, membership dues (which are based upon a fiscal year beginning October 1st and ending September 30th) and bag storage, locker fees, dues, prepaid fees or charges (but not initiation fees) and items of income and expense that are attributable both to periods prior to and after Closing, to the extent of available information, will be prorated through the day of Closing (by reference to the period for which such amounts are calculated and charged), and cash due at Closing will be increased or decreased as may be required thereby. Taxes will be prorated based on the current year's tax with due allowance made for the maximum allowable discount and any other applicable exemptions. If Closing occurs on a date when the current year's millage is not fixed and the current year's assessment is available, taxes will be prorated based upon such assessment and the prior year's millage. If the current assessment is not available, then taxes will be prorated on the prior year's tax based upon the maximum allowable discount.

Any tax proration based on an estimate may at the request of either Purchaser or Sellers be subsequently readjusted within thirty (30) days of receipt of the tax bill and a statement to that effect will be set forth in the closing statement (this sentence shall survive the Closing).
Certified, confirmed and ratified governmental special assessment liens as of the Closing Date are to be paid by the Sellers. All other pending assessments (not certified) by governmental authorities set forth on the Title Commitment, if any, are to be paid by Purchaser. All other assessments shall be prorated as of the Closing Date. If the Improvements for which such liens have been placed upon the Property have been substantially completed as of the Closing Date, such pending liens will be considered as certified, confirmed or ratified and Sellers will, at Closing, be charged an amount equal to the last estimate of the assessment for the Improvements by the public body. Purchaser will receive a credit at Closing for tournaments, banquet and special events deposits received by Sellers prior to Closing but which pertain to tournaments, banquets and special events to occur after Closing, and Sellers will receive a credit for deposits or prepaid items paid by Sellers prior to Closing in respect of tournaments, banquets and special events to occur after Closing, and for utility deposits transferred to Purchaser.

                 (b) The proration of dues, bag storage and locker fees will be net of actual credit card fees charged in connection with the payment of those amounts and will be based on the October 1, 2001 to September 30, 2002 membership year. Dues, bag storage and locker fees paid on or before the date of Closing for the October 1, 2001 - September 30, 2002 membership year will be prorated at the Closing.

           9.2 PRORATIONS POST CLOSING. Sellers and Purchaser acknowledge that it will not be possible to make all necessary adjustments in items of proration at Closing. As a result, all utility charges, accounts payable and receivable and other items of income and expense will be subject to a post-closing adjustment procedure set forth in this SECTION
9.2. Other items of income or expense will be prorated as to Sellers for the period up to and including the day of the Closing and as to Purchaser for the period of the day after the Closing and thereafter. Sellers and Purchaser agree that their respective designated accounting personnel will diligently proceed to make such adjustments promptly following the date of Closing and to finalize all such adjustments within the later of:
(i) thirty (30) days from Closing or (ii) thirty (30) days from the date all information necessary to make such adjustments is available to the Parties, but in no event later than sixty (60) days from the Closing Date. Each Party agrees promptly to pay to the other Party, within ten (10) days of such final adjustment determination, any amounts due and owing to such party. The provisions of this SECTION 9.2 will survive the Closing.

           9.3 CALCULATION OF PRORATIONS. In the calculating of the prorations mentioned in this Agreement, the Sellers will be deemed to own the Property through the Closing Date, and the Purchaser will be deemed to own the Property thereafter. All prorations will be based upon a 365 day year or, where other than an annual period is involved, on the actual number of days in the applicable period.

           9.4 UTILITIES. Sellers shall instruct the companies and municipalities furnishing utility services to the Property to make termination readings as close as possible to the morning of the Closing Date, which may be before or after the Closing Date, and to submit final statements for utility services, which Sellers agrees to pay in a timely manner.

           9.5 INVENTORY. Sellers acknowledge that all Supply Inventory is included in the Purchase Price. Sellers agrees to continue to maintain and deliver to Purchaser, at Closing, the Inventory at a level of quantity, quality, and nature consistent and adequate for the continuation of the ongoing operation of the Club to the quality presently operated and consistent with prior operations by Sellers. In addition to the Purchase Price, Purchaser agrees to pay to Sellers in cash, at Closing, for the Consumable Inventory and Saleable Inventory pursuant to SECTION 2.2(b).
The parties agree that not more than five (5) days prior to the Closing Date, a representative of each party shall jointly conduct an inventory of the Inventory, and the Inventory to be conveyed to Purchaser shall be as shown by such inventory less that portion sold by Sellers prior to Closing in the ordinary course of business.

           9.6   OTHER ADJUSTMENTS.

                 (a) ACCOUNTS PAYABLE. All accounts payable that are attributable to operations of the Property, the Club or the Club Facilities for the period through the day of Closing will be paid by Sellers.
Accounts payable which are attributable to periods both before and after Closing will be prorated as provided in SECTION 9.1 above, and if due and payable prior to Closing will be paid by Sellers, or if due and payable after Closing will be paid by Purchaser.

                 (b) ACCOUNTS RECEIVABLE. Except as otherwise specifically provided in SECTION 9.1(a) above, all Accounts Receivable for goods sold or services rendered prior to Closing that are earned and attributable to the operation of the Property, the Club or the Club Facilities through the Closing Date shall remain the property of Sellers ("Sellers' Receivables) and shall be billed directly by Sellers.

                      (i) BUNKER CONTRACT. Sellers agree to indemnify and hold Purchaser harmless from any and all claims, liens or demands arising from the Bunker Contract that has been completed as of the Effective Date, except for the clean up activities which Sellers agree to complete, at Sellers' costs, prior to Closing.

           9.7 PURCHASER'S CLOSING COSTS. At Closing, Purchaser will pay for inspections (if any), all recording fees associated with Purchaser's financing, all costs of financing, Purchaser's attorneys' fees (including attorneys' fees, Purchaser's expert costs, and paraprofessionals costs), the cost of the mortgagee's title insurance premium and any endorsements thereto required by Purchaser's lender.

           9.8 SELLERS' CLOSING COSTS. At Closing, Sellers will pay for its attorney's fees, paraprofessional costs, the cost of recording any corrective instruments or new easements required hereby, Florida documentary stamp taxes and all other recording fees and charges on the Deed to the Real Property, the cost of the Survey and the cost of the Title Policy.

           9.9 COST OF TRANSFER OF ASSUMED OBLIGATIONS. Purchaser and Sellers will each pay fifty percent (50%) of any fee or cost charged by the other party to Assumed Obligations in connection with the assignment of such Assumed Obligation to Purchaser. At or before Closing, Sellers will pay the amounts required by any other party under an Assumed Obligation to procure the release of Sellers under such Assumed Obligation. Notwithstanding the above, Purchaser will pay all costs of transferring or obtaining all required liquor licenses.

     10.   CLOSING DOCUMENTS

           10.1 DOCUMENTS TO BE DELIVERED BY SELLERS. At Closing, Sellers will execute and deliver, and/or cause to be delivered, to Purchaser the following:

                 (a) A Special Warranty Deed conveying to Purchaser fee simple title to the Real Property, subject to the Permitted Exceptions, in the form of FORM C;

                 (b) a No-Lien Affidavit as to the Property, in the form of FORM D;

                 (c)  a Non-Foreign Status Affidavit;

                 (d) a Bill of Sale transferring to Purchaser the Tangible Assets in "AS IS, WHERE IS, WITH ALL FAULTS" condition, in the form of FORM E;

                 (e) all keys and master keys to all locks on the Property and combinations to combination locks and other codes for other security devices in the possession or control of Sellers or their respective agents or affiliates;

                 (f)  the original executed copies of all Membership
Agreements;

                 (g) letters addressed to the Members, in the form of FORM F;

                 (h)  a Sellers' Certificate, in the form of FORM G;

                 (i) an Assignment and Assumption of the Water Permit, in the Form of FORM H;

                 (j) Originals (if available) or copies (if originals are not available) of the Permits and Licenses in the possession of Sellers which can be transferred and the executed application, transfer, or notification forms necessary to effect the transfer to Purchaser of all applicable Permits and Licenses;

                 (k) Originals (if available) or copies (if originals are not available) of all building plans for the Improvements and Warranties in the possession of Sellers;

                 (l)  letters addressed to parties under Assumed
Obligations, in the form of FORM I; and

                 (m) Acknowledgement of Trust Agreement in the form attached as FORM M.

           10.2 DOCUMENTS TO BE DELIVERED BY PURCHASER. At Closing, Purchaser will deliver or caused to be delivered to Sellers the Purchase Price (of which the Deposit will be a part) and the Purchaser's
Certificate.

           10.3  MUTUAL OBLIGATIONS.  At the Closing, Sellers and
Purchaser will mutually execute and deliver to each other:

                 (a)  A closing statement in customary form;

                 (b) the Memorandum of Agreement in the form attached as FORM B;

                 (c)  the License Agreement in the form attached as FORM
A;

                 (d) authority documents of Sellers and Purchaser authorizing the sale and purchase of the Club;

                 (e)  an Assignment and Assumption of the Assumed
Obligations in the form attached hereto as FORM J;

                 (f) an Assignment and Assumption of the Intangible Personal Property in the form attached hereto as FORM K;

                 (g) Interim Accounting Agreement in the form attached as FORM L;

                 (h) any required state, county and municipal transfer declarations; and

                 (i) such other documents as are mentioned herein or as may be reasonably necessary to effectuate the closing of the transaction contemplated by this Agreement.

     11.   MISCELLANEOUS

           11.1 NOTICES. All notices, requests, consents, instructions and communications required or permitted under this Agreement will be in writing (including telecopy, telegraphic communication) and will be (as elected by the person giving such notice) hand-delivered by messenger or overnight courier service, telecommunicated, or mailed (air mail if international) by registered or certified mail (postage prepaid), return receipt requested, and addressed to each Party at their respective addresses as set forth below or to such other addresses as such Party may designate by notice complying with the terms of this Section:

                 If to Sellers:   James D. Motta
                                  Arvida Company
                                  7900 Glades Road, Suite 200
                                  Boca Raton, Florida  33434
                                  Telephone:  561-479-1100
                                  Telecopy:  561-479-1226

                 Copy to:         John Baric, Esq.
                                  Arvida Company
                                  7900 Glades Road
                                  Boca Raton, FL  33429
                                  Telephone: 561-479-1100
                                  Telecopy:  561-479-1226

                 And to:          Renee' M. Wilmot, Esq.
                                  Arvida/JMB Partners
                                  7900 Glades Road
                                  Boca Raton, FL  33429
                                  Telephone:  561-479-1140
                                  Telecopy:  561-479-1227

                 And to:          White & Case LLP
                                  200 South Biscayne Blvd., Suite 4900
                                  Miami, Florida  33131
                                  Attention:  H. William Walker, Jr.
                                  Telephone:  305-371-2700
                                  Telecopy:  305-358-5744

                 If to Purchaser: HILLWOOD ENTERPRISES, L.P.
                                  1845 Woodall Rogers, Suite 1700
                                  Dallas, Texas  75201
                                  Attention:  Jonas Woods
                                  Telephone:  214-758-3633
                                  Telecopy:  214-521-4850

                 Copy to:         HILLWOOD ENTERPRISES, L.P.
                                  12377 Merit Drive, Suite 1700
                                  Dallas, Texas  75251
                                  Attention:  Scott Norman
                                  Telephone:  972-383-1662
                                  Telecopy:  972-788-3096

                 And to:          Addison Law Firm
                                  14901 Quorum Drive
                                  Suite 650
                                  Dallas, TX 75254-6760
                                  Attention:  Randolph D. Addison, Esq.
                                  Telephone:  972-960-8677
                                  Telecopy:  972-960-7719

Each such notice, request or other communication will be considered given and will be deemed delivered: (a) on the date delivered if by personal delivery or courier service, (b) on the date of transmission with confirmed answer back if by telex or telegraph or telecopier if the confirmation shows that the communication was received prior to 5:00 P.M. Eastern Time on a business day, and on the next business day if the confirmation shows that the communication was not received until after 5:00 P.M. Eastern Time or on a nonbusiness day; or (c) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed. Rejection, refusal to accept or inability to deliver of which no notice was given will be deemed to be receipt of such notice, request or other communication.

           11.2  DEFAULT: REMEDIES.

                 (a) PURCHASER DEFAULT. If, prior to Closing, Purchaser is in default under any of the terms, covenants and/or provisions of this Agreement, and such default is not cured within ten (10) days after written notice (detailing the default with reasonable specificity) thereof is given by Sellers to Purchaser (provided, however, no such notice and opportunity to cure will be required with respect to Purchaser's failure to close on the Closing Date, for which time is of the essence), then Escrow Agent will deliver to Sellers the Deposits, and Sellers will be entitled to retain all of such monies as full and agreed upon liquidated damages in full settlement of any and all claims against Purchaser for Damages or otherwise, whereupon this Agreement will be null, void and of no further force and effect and neither party will have any further liability or obligation to the other hereunder; provided that this SECTION 11.2(a) will not restrict or limit any indemnity for which provision is made in this Agreement. The Parties hereby acknowledge that this provision for liquidated damages is a fair and reasonable measure of the Damages to be suffered by Sellers in the event of Purchaser's default because the exact amount of such Damages are incapable of being ascertained.

                 (b) SELLERS' DEFAULT. If, prior to Closing, Sellers are in default under any of the terms, covenants and/or provisions of this Agreement, and such default is not cured within ten (10) days after written notice (detailing the default with reasonable specificity) thereof is given by Purchasers to Sellers (provided, however, no such notice and opportunity to cure will be required with respect to Sellers' failure to close on the Closing Date, for which time is of the essence), Purchaser will have the right to: (a) cancel this Agreement by giving written notice to Sellers, and this Agreement will be deemed to be terminated as of the date of such notice, in which event Purchaser will be entitled to an immediate return of the Deposits, or (b) maintain an action for specific performance. Notwithstanding the above, in the event of any intentional default by Sellers which results in the Closing not occurring, the Purchaser shall be entitled to recovery of (i) the Deposits, and (ii) all actual out-of-pocket costs and expenses incurred from April 19, 2002, to the date of termination. Except as provided above, Sellers will not be liable to Purchaser for any Damages and the provisions of this SECTION 11.2(b) are the sole and only remedies of Purchaser against Sellers. In no event will Sellers be liable to Purchaser for any loss of profits or any other indirect, special, consequential, punitive or similar damages in connection with such default and Purchaser expressly waives its rights to any such remedies in connection with such default. Notwithstanding the characterization of any provisions in this Agreement as representations, warranties or covenants, Sellers will not be liable for fraud, loss of bargain or punitive, treble or other measures of damages if such representations or warranties prove to be untrue or such covenants are breached, and Purchaser will be limited to the remedies set forth herein and Purchaser expressly waives its rights to any other remedies.

                 (c) DEFAULT AFTER CLOSING. If Purchaser or Sellers fail to perform any of the covenants of this Agreement to be performed after Closing, and such default is not cured within ten (10) days after written notice thereof, the other party will have all remedies at law or in equity, including recovery of all damages, subject to the limitations in
SECTION 7.3 and this SECTION 11. Where the remedy requested is injunctive relief, it will not be necessary for the party requesting injunctive relief to show any actual damage or post an injunction bond.

                 (d) ATTORNEYS' FEES. The Parties further agree that in the event it becomes necessary for either Party to litigate or arbitrate in order to enforce its rights under the terms of this Agreement, the prevailing Party will be entitled to recover reasonable legal expenses and court and arbitration costs through all trial and appellate levels.

                 (e) RECOURSE LIMITED TO PROCEEDS OF SALE; SURVIVAL. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THE AGREEMENT, NEITHER SELLERS NOR ANY PRESENT OR FUTURE CONSTITUENT PARTNER IN OR AFFILIATE OF SELLERS, NOR ANY SHAREHOLDER, OFFICER, DIRECTOR, EMPLOYEE, TRUSTEE, BENEFICIARY OR AGENT OF ANY CORPORATION OR TRUST THAT IS OR BECOMES A CONSTITUENT PARTNER IN SELLERS, SHALL BE PERSONALLY LIABLE, DIRECTLY OR INDIRECTLY, UNDER OR IN CONNECTION WITH THE AGREEMENT, OR ANY DOCUMENT, INSTRUMENT OR CERTIFICATE SECURING OR OTHERWISE EXECUTED IN CONNECTION WITH THE AGREEMENT, OR ANY AMENDMENTS OR MODIFICATIONS TO ANY OF THE FOREGOING MADE AT ANY TIME OR TIMES, HERETOFORE OR HEREAFTER, OR IN RESPECT OF ANY MATTER, CONDITION, INJURY OR LOSS RELATED TO THE AGREEMENT OR THE LAND, AND ONLY SELLERS' INTEREST IN THE LAND (OR PROCEEDS THEREOF) SHALL BE AVAILABLE TO SATISFY ANY CLAIMS AGAINST SELLERS; AND THE PURCHASER AND EACH OF ITS SUCCESSORS AND ASSIGNEES WAIVES AND DOES HEREBY WAIVE ANY SUCH PERSONAL LIABILITY.
For purposes of the Agreement, and any such instruments and certificates, and any such amendments or modifications, neither the negative capital account of any Constituent Partner in Sellers, nor any obligation of any Constituent Partner in Sellers to restore a negative capital account or to contribute capital to Sellers or to any other Constituent Partner in Sellers, shall at any time be deemed to be the property or an asset of Sellers or any such other Constituent Partner (and neither Purchaser nor any of its successors or assignees shall have any right to collect, enforce or proceed against or with respect to any such negative capital account or a Constituent Partner's obligation to restore or contribute). As used in this Paragraph, a "Constituent Partner" in Sellers shall mean any direct partner in Sellers and any person that is a partner in any partnership that, directly or indirectly through one or more other partnerships, is a partner in Sellers. Unless otherwise noted herein, none of Sellers' representations, warranties, covenants or agreements shall survive Closing and all of the same shall merge into the Deeds to be given by Sellers except as and to the extent expressly provided to the contrary herein; provided however, that notwithstanding the foregoing, if Purchaser learns of any breach of non-performance of any representation, warranty, covenant or agreement prior to Closing, Purchaser shall promptly notify Sellers thereof, and such representation, warranty, covenant or agreement shall not survive Closing (whether or not Purchaser notifies Sellers thereof) but, rather, shall merge into the Deeds to be given by Sellers, it being the intention of the parties that no breach or non-performance of which Purchaser has knowledge prior to Closing shall survive Closing should Purchaser elect to close notwithstanding knowledge of such breach or non-performance. Enforcement by Sellers, their successors and assignees, of each and every covenant and obligation (including but not by way of limiting, obligations to indemnify and hold harmless) of Purchaser set forth herein, and exercised by Sellers, their successors and assignees, of all rights granted to any of them herein, shall survive all closings and deliveries of deeds, notwithstanding anything set forth herein to the contrary. In no event shall Sellers be liable for any special, incidental, exemplary or punitive damages, or for any indirect or consequential damages, including but not limited to those for business interruption or loss of profits, even if Sellers are notified of the possibility of such damages.

           11.3 REAL ESTATE BROKERS. Purchaser and Sellers represent and warrant to the other that they have not dealt with any real estate agent, broker or finder in connection with the transaction contemplated by this Agreement, except that Purchaser has previously dealt with Robert Fitzpatrick and Sellers will be responsible for any commission that may be determined to be payable to Robert Fitzpatrick. Purchaser and Sellers hereby agree to indemnify, defend and save the other harmless from the claims and demands of any real estate agent, broker or finder claiming to have dealt with the indemnifying party in connection herewith. Each indemnity will include all costs and expenses incurred by the indemnified party in enforcing this indemnity, including without limitation all attorneys' fees (including attorneys' fees, court costs, expert costs, and paraprofessionals costs) and other professional charges. This SECTION 11.3 will survive termination of this Agreement and Closing.

           11.4 EMINENT DOMAIN. If prior to the Closing Date any portion of the Property (i) (estimated to be worth more than Five Hundred Thousand and 00/100 Dollars ($500,000.00) by an appraiser agreed upon by Sellers and Purchaser) or (ii) any portion which has a material adverse affect on the Club or the operation of the Property is taken by any Governmental Authority under its power of eminent domain, then Purchaser may by written notice to Sellers and Title Company elect to cancel this Agreement within ten (10) days following such taking, in which event both Parties shall be relieved and released of and from any further liability hereunder (except for any liability which expressly survives termination of this Agreement), and the Deposits shall forthwith be returned to Purchaser by the Escrow Agent, and thereupon this Agreement shall become null and void and be considered cancelled with respect to the Property, except as otherwise provided herein. If no such election is made, both the Sellers and the Purchaser, by their respective attorneys, shall have the right to appear and to defend their interests in the Property in such proceedings and this Agreement shall remain in full force and effect, and the purchase contemplated herein, less any interest taken by eminent domain or condemnation, shall be effected with no further adjustment, and upon the Closing Date, Sellers shall assign, transfer and set over to Purchaser all of the right, title and interest of Sellers in and to any awards that have been or that may thereafter be made for taking of the Property.

           11.5 CASUALTY DAMAGE. If, prior to the Closing Date, the Property or any portion thereof is damaged by fire, vandalism, acts of God or other casualty or cause, Sellers will promptly give Purchaser written notice of any such damage, together with Sellers' good faith estimate of the cost of repair and restoration. In the event there is damage and destruction to the Property and the cost of repair and restoration of such Property is less than Five Hundred Thousand and 00/100 Dollars ($500,000.00), as reasonably determined by an architect agreed upon by Sellers and Purchaser, the Closing will proceed as originally scheduled without diminution in the Purchase Price, except for a credit against the Purchase Price in the amount of any insurance deductible or self-insured amount, which in no event will be an amount greater than the value of the casualty, and Sellers will assign to Purchaser any and all right, title and interest Sellers may have in insurance proceeds and the right to receive the same with regard to such damage or destruction with a credit against the Purchase Price for any deductible or self-insured amount under such policy. In the event the cost of repair and restoration of such damaged Property equals or exceeds Five Hundred Thousand and 00/100 Dollars ($500,000.00), as reasonably determined by an architect agreed upon by Sellers and Purchaser, then Purchaser will have the option, by written notice to Sellers within ten (10) days after the damage estimate is received from the architect to: (a) take the Property as it then exists without abatement of the Purchase Price, except for a credit against the Purchase Price in the amount of any insurance deductible or self-insured amount, which in no event will be an amount greater than the value of the casualty, together with the insurance proceeds, if any, or the right to receive the same and the right to any other claims arising as a result of the damage, in which event the Closing will proceed, or (b) terminate this Agreement, whereupon the Deposits will be returned to Purchaser and the Parties will be relieved of all further obligations hereunder except those that expressly survive termination of this Agreement. If Purchaser is obligated or elects to close this transaction subsequent to any casualty damage as provided for in this SECTION 11.5, Sellers agree to cooperate with Purchaser in any loss adjustment negotiations, legal actions and agreements with the insurance company, and to assign to Purchaser at Closing their right to such insurance proceeds, and Sellers will not settle any insurance claims or legal actions relating thereto without Purchaser's prior written consent, which consent will not be unreasonably withheld.

           11.6 INTERPRETATION PRESUMPTION. This Agreement has been negotiated by the Parties hereto and by the respective attorneys for each party. The Parties represent and warrant to one another that each has, by counsel and otherwise, actively participated in the finalization of this Agreement, and in the event of a dispute concerning the interpretation of this Agreement, each Party hereby waives the doctrine that an ambiguity should be interpreted against the Party which has drafted the document.

           11.7 PARTIAL INVALIDITY. If any term or provision of this Agreement is, to any extent, held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement or the application of such invalid term or provision to other Persons or circumstances will not be affected thereby.

           11.8 APPLICABLE LAW. This Agreement will be governed by and construed in accordance with the laws of the State of Florida.

           11.9 ENTIRE AGREEMENT. This Agreement represents the entire agreement between the Parties hereto, and neither Sellers nor Purchaser, nor any agent representing either, has made any statement, promise or agreement, orally or otherwise, in addition to or in conflict with the terms of this Agreement. Any representation or agreement made during the negotiations is hereby merged into this Agreement and if not set forth herein, is hereby waived.

           11.10 CAPTIONS/HEADINGS. The section captions of this Agreement have been inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope or intent of this Agreement. "Exhibit" or "Exhibits" means the specific Exhibit or group of Exhibits referred to herein and attached hereto and made a part of this Agreement by the reference thereto made. "Form" or "Form" means the specific Form or group of Forms referred to herein and attached hereto and made a part of this Agreement by the reference thereto made. "Schedule" or "Schedules" means the specific Schedule or group of Schedules referred to herein and attached hereto and made a part of this Agreement by the reference thereto made. In the event one or more Exhibits, Schedules or Forms referred to herein are not attached or completed at the date hereof, or are required to be updated, modified or changed at and as of the Closing, such Exhibit, Schedule or Form will be completed as soon as practical, and when initialed by Sellers and Purchaser will be attached hereto and will then constitute the Exhibit, Schedule or Form referred to herein. The words "hereof," "herein" and words of like import refer to this Agreement as a whole and not to the section or paragraph in which they appear, unless the contrary is clearly indicated by the context.

           11.11 MODIFICATIONS. This Agreement may be waived, changed, modified, amended or discharged only by an agreement in writing and signed by the Party against whom enforcement of such waiver, change, modification, amendment or discharge is sought.

           11.12 RECORDING. Other than the Memorandum of Agreement, neither Sellers nor Purchaser will record this Agreement, nor any memorandum or other notice of its terms. The Parties recognize that the recording of this Agreement or any other memorandum of its terms by Purchaser or Sellers (except for the Memorandum of Agreement) will constitute a default by Purchaser or Sellers under this Agreement. Additionally, the recording of this Agreement or any memorandum (except for the Memorandum of Agreement) of its terms may create a cloud on the title of the Property and will cause irreparable harm to Sellers or Purchaser, entitling Sellers and Purchaser to enforce their respective obligations by an action for specific performance and/or any other right or remedy provided at law and/or in equity. Each Party hereby indemnifies and holds harmless the other Party for any loss, cost or expense incurred by such indemnified Party, including but not limited to attorneys' fees and court costs through all negotiations, trial and appellate levels resulting from the other Party's recordation of this Agreement or any memorandum of its terms (except for the Memorandum of Agreement). The provisions of this Section will survive any termination of this Agreement and Closing.

           11.13 ASSIGNMENT.

                 (a) Purchaser may assign all of its rights and obligations hereunder to any Affiliate, including a to be formed entity owned by Purchaser and Heritage Golf Group, Inc., or their respective Affiliates, however, the initial Purchaser shall remain liable for all obligations hereunder through Closing. Otherwise, Purchaser may not assign any of its rights and obligations hereunder to any party without the prior written consent of Sellers, which consent will not be unreasonably withheld; provided, however, that Seller will not thereby be relieved of its obligations hereunder.

                 (b) Prior to Closing, Sellers may not assign any of their rights or obligations hereunder without the prior written consent of Purchaser, in Purchaser's sole and absolute discretion, except to an Affiliate of Sellers with the power to convey the Property as required hereby. After Closing, Sellers may assign any or all of their rights hereunder without Purchaser's consent.

           11.14 SUCCESSORS AND ASSIGNS. This Agreement is binding upon, and will inure to the benefit of, the Parties hereto and their respective successors and permitted assigns.

           11.15 TIME OF ESSENCE. Time is of the essence of this Agreement. If the day for performance of any obligation under this Agreement falls on a Saturday, Sunday or recognized holiday, the time for such performance will be extended to the next business day that is not a national or banking holiday.

           11.16 NO PUBLICATION OR DISCLOSURE. In addition to the provisions of the Confidentiality Agreement, the Parties agree that no public announcement of the transaction hereby contemplated will be made which discloses any of the financial terms hereof without the prior written consent of the other Party; provided, however, that nothing herein will prevent the limited disclosure or use by either Party of this Agreement or any of the terms hereof that is: (i) made in one or more reports prepared to be sent to investors by either Party hereto or their Affiliates,
(ii) required by law to be disclosed to governmental agencies in connection with (a) the approval or reporting of the transaction contemplated herein,
(b) securities, financial or tax reporting requirements, or (c) any administrative, legislative or judicial proceeding or pursuant to any decree or judgment of any administrative agency or tribunal or any court of competent jurisdiction, or (iii) already known by the Persons to whom such disclosure or publication is made by such Party. Any breach of this covenant not to disclose will, at the election of the Party not giving such consent to disclosure, constitute a material default by the Party making such disclosure under this Agreement.

           11.17 [Intentionally deleted.]

           11.18 COUNTERPARTS. This Agreement and any amendments may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

           11.19 NO THIRD PARTY BENEFICIARIES. Except as otherwise expressly stated in this Agreement, this Agreement is for the sole benefit of the Parties hereto, their respective successors and permitted assigns, and no other Person will be entitled to rely upon or receive any benefit from this Agreement or to constitute a third party beneficiary hereunder.

           11.20 BACKUP OFFERS. After June 24, 2002, Sellers will not negotiate or solicit with any other parties concerning the sale of the Club and any negotiations with other prospective purchasers that may have been entered into will be held in abeyance pending a Closing hereunder and will be terminated in the event of such Closing. In the event that Purchaser defaults hereunder prior to or at Closing, Sellers may resume negotiations with such other prospective purchasers.

           11.21 RADON DISCLOSURE. Radon is a naturally occurring radioactive gas that when accumulated in a building in sufficient quantities may present health risks to persons who are exposed to it over time. Levels of Radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding Radon or Radon testing may be obtained from your County Public Health unit.

           11.22 NON-COMPETITION. For a period of 10 years after the Closing Date, (a) Sellers, (b) any entity in which Sellers own a controlling interest or in which Sellers and one or more other persons or entities own equally a controlling interest, or (c) JMB Realty Corporation ("JMB," but excluding the officers, directors, employees or shareholders, direct or indirect, of JMB Realty Corporation) or any entity in which JMB owns a controlling interest or in which JMB and one or more other persons or entities own equally a controlling interest, shall not engage in any club or golf facility project that is similar to the Club within a 10-mile radius of the Property. This provision shall survive the Closing for a period of ten (10) years.

           11.23 COOPERATION. During the six (6) months immediately following Closing, upon the reasonable request of Purchaser, Sellers shall assist, at no cost or liability to Sellers, the Purchaser with matters relating to the transfer of the Club from Sellers to Purchaser. This provision shall survive the Closing for six (6) months.

           11.24 LETTER OF INTENT. That certain letter of intent between Sellers and Hillwood Enterprises, L.P. dated June 24, 2002 is hereby terminated.

          IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date and year first written above.


Signed, sealed and delivered
in the presence of:               SELLERS:


____________________              WESTON HILLS COUNTRY CLUB LIMITED
                                  PARTNERSHIP, a Delaware limited
                                  partnership
____________________
                                  By:  WHCC Inc., an Illinois
                                       corporation, general partner


                                       By:
                                             -------------------------


                                       ------------------------------
                                       (Print or Type Name)


                                       Title:
                                             -------------------------

                                  ARVIDA/JMB PARTNERS, a Florida
                                  general partnership

                                  By:  ARVIDA/JMB Managers, Inc.

                                       By:
                                             -------------------------

                                       Name:

                                             -------------------------
                                       Title:
                                             -------------------------



                                  PURCHASER:

                                  HILLWOOD ENTERPRISES, L.P., a Texas
                                  limited partnership

                                  By:  AHB, Inc., a Texas corporation,
                                       its general partner

                                       By:
                                             -------------------------

                                       Name:
                                             -------------------------

                                       Title:
                                             -------------------------

                                JOINDER
                                -------


     REPUBLIC TITLE OF TEXAS, INC., as Escrow Agent, hereby joins in this Agreement for the purpose of agreeing to be bound by the terms and provisions of SECTION 11.17 of such Agreement.


                                  REPUBLIC TITLE OF TEXAS, INC.

                                       By:
                                             -------------------------

                                       Name:
                                             -------------------------

                                       Title:
                                             -------------------------

                                JOINDER
                                -------


          ROBERT FITZPATRICK, as Broker, hereby joins in this Agreement for the purpose of acknowledging and agreeing that the commission payable in connection with the sale of the Property is One Percent (1%) of $23,500,000.00, which will be the only fee, expense or other compensation due and owing to Broker and will be paid if and when there is a Closing.



                                  By:
                                       ------------------------------
                                       ROBERT FITZPATRICK

                           LIST OF EXHIBITS
                           ----------------



EXHIBIT A             Real Property Description

EXHIBIT B             Membership Plan Documents

SCHEDULE 2.2(d)       Allocation of Purchase Price

SCHEDULE 4.2(k)       Purchaser's Closing Conditions

SCHEDULE 6.9          Excluded Permits

SCHEDULE 6.10         List of Tournaments, Banquets and Special Events

SCHEDULE 7.2(d)       Sellers' Litigation

SCHEDULE 7.2(g)       List of Permits and Licenses

SCHEDULE 7.2(h)       List of Contracts

SCHEDULE 7.2(i)       List of Tangible Assets

SCHEDULE 7.2(j)       Hazardous Substances

SCHEDULE 7.2(k)       Membership List and Agreements

SCHEDULE 7.2(l)       Liens

SCHEDULE 7.2(s)       Names, Trademarks, Logos

SCHEDULE 8.9          Required Consents

FORM A                License Agreement

FORM B                Memorandum of Agreement

FORM C                Special Warranty Deed

FORM D                No Lien Affidavit

FORM E                Bill of Sale

FORM F                Member Notification Letter

FORM G                Sellers' Certificate

FORM H                An Assignment and Assumption of Water Permit

FORM I                Assumed Obligations Letter

FORM J                An Assignment and Assumption of the Assumed
                      Obligations

FORM K                An Assignment and Assumption of the Intangible
                      Personal Property

FORM L                Interim Accounting Agreement

FORM M                Acknowledgement of Trust Account

                          FIRST AMENDMENT TO
                          ------------------

                      SALE AND PURCHASE AGREEMENT
                      ---------------------------


     THIS FIRST AMENDMENT TO SALE AND PURCHASE AGREEMENT (this "First Amendment") dated as of September 13, 2002, is entered into by and between WESTON HILLS COUNTRY CLUB LIMITED PARTNERSHIP, a Delaware limited partnership ("Weston Hills") and ARVIDA/JMB PARTNERS, a Florida general partnership ("Arvida" and together with Weston Hills, the "Sellers") and HILLWOOD ENTERPRISES, L.P., a Texas limited partnership ("Purchaser"). Sellers and Purchaser may be referred to collectively in this Agreement as the "Parties" or individually as a "Party".


                              WITNESSETH:
                              ----------

     WHEREAS, Sellers and Purchaser have entered into that certain Sale and Purchase Agreement dated effective August 23, 2002;

     WHEREAS, Sellers and Purchaser desire to enter into this First Amendment to amend certain provisions and to set forth certain additional agreements between the Parties.

     NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements contained in this First Amendment, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

     1. SECTION 1.1(xxx) of the Agreement shall be deleted and replaced with the following:

           "(xxx) 'TITLE INSURANCE COMMITMENT' means a title insurance commitment issued by the Title Company agreeing to issue to Purchaser an owner's policy of title insurance, and to Purchaser's lender a simultaneous mortgagee policy, in the amount of $18,000,000.00."

     2. SECTION 4.2(f). Section 4.2(f) of the Agreement shall be deleted and replaced with the following:

           "(f) The Title Company will have provided Purchaser with written evidence that it is prepared to issue an Owner's Policy of Title Insurance (the "Title Policy") on the standard form in use in the State of Florida with the endorsements requested by Purchaser (such endorsements to be issued at Purchaser's expense), insuring good and indefeasible fee simple title to the Real Property (including all required access, cart path, irrigation drainage and utility easements) in the Purchaser in the amount of $18,000,000.00, and containing no exceptions except the Permitted Exceptions and the standard printed exceptions therein, as modified by any Objections which Sellers elect to cure pursuant to SECTION 3.2."

     3. SCHEDULE 4.2(k). SCHEDULE 4.2(k) to the Agreement shall be deleted and replaced with SCHEDULE 4.2(k) attached hereto.

     4. MEMBERSHIP REFUNDS. Sellers agree to give Purchaser a credit at Closing in an amount equal to the total amount of any Club refund obligations to Members, including but not limited to the refund obligations set forth on Schedule 7.2(k).

     5. CLOSING DATE. Section 1.1(p) is hereby amended to state that the Closing Date shall be October 1, 2002.

     6. NO OTHER AMENDMENTS. Except as set forth herein, there are no other modifications or amendments to the Agreement.

     7. DEFINITIONS. All capitalized terms used but not defined herein shall have the meaning set forth in the Agreement.



     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date and year first written above.

Signed, sealed and delivered
in the presence of:                    SELLERS:

[ executed signature ]
------------------------------         WESTON HILLS COUNTRY CLUB
                                       LIMITED PARTNERSHIP, a
                                       Delaware limited partnership
------------------------------

                                       By:   WHCC INC., an Illinois
                                             corporation, general
                                             partner

                                             /s/ James D. Motta
                                             --------------------
                                             James D. Motta
                                             (Print or Type Name)
                                             Title:  President


Signed, sealed and delivered
in the presence of:

[ executed signature ]
------------------------------         ARVIDA/JMB PARTNERS, a Florida
                                       general partnership

------------------------------
                                       By:   ARVIDA/JMB MANAGERS

                                             /s/ James D. Motta
                                             --------------------
                                             James D. Motta
                                             (Print or Type Name)
                                             Title:  Vice President


Signed, sealed and delivered
in the presence of:                    PURCHASER:

------------------------------         HILLWOOD ENTERPRISES, L.P., a
                                       Texas limited partnership

------------------------------
                                       By:   AHB, INC., A TEXAS
                                             CORPORATION, ITS GENERAL
                                             PARTNER

                                             /s/ Michele L. Medlin
                                             --------------------------
                                             Name:  Michele L. Medlin
                                             Title: Assistant Secretary